Exhibit 10.1
EXECUTION VERSION AGREEMENT
US$250,000,000 REVOLVING CREDIT FACILITY
For
QUINTANA MARITIME LIMITED
with
THE COMPANIES LISTED HEREIN as Guarantors
with
CITIBANK, N.A. and THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as Original Lenders
Arranged by
CITIGROUP GLOBAL MARKETS LIMITED and THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
with
CITIBANK INTERNATIONAL PLC
as Facility Agent
and
CITICORP TRUSTEE COMPANY LIMITED
as Security Trustee
and
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
as Issuing Bank
4 October 2005

THIS AGREEMENT is dated 4 October 2005
BETWEEN:
(1)	QUINTANA MARITIME LIMITED, a corporation incorporated according to the laws of the Republic of the Marshall Islands with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (the Borrower);

(2)	THE COMPANIES listed in Part 1 of Schedule 1, each of which is a limited liability company formed according to the law of the country indicated against its name in Part 1 of Schedule 1, with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (each an Owner and together the Owners);

(3)	QUINTANA MANAGEMENT, LLC, a limited liability company formed according to the laws of the Republic of the Marshall Islands with its registered office at Ajeltake Island, Ajeltake Road, Majuro, Republic of the Marshall Islands, MH 96960 (Quintana Management);

(4)	CITIBANK, N.A. and THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as original lenders (the Original Lenders);

(5)	CITIGROUP GLOBAL MARKETS LIMITED and THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as mandated lead arrangers (the Arrangers);

(6)	CITIBANK INTERNATIONAL PLC as administrative agent (the Facility Agent);

(7)	CITICORP TRUSTEE COMPANY LIMITED as security trustee for the Lenders and the Issuing Bank (each as defined herein) in relation to the Credits (as defined herein) (the Security Trustee); and

(8)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as issuing bank (the Issuing Bank).
IT IS AGREED as follows:
1. INTERPRETATION
1.1 Definitions
In this Agreement:
Accounts means together the Reserve Account, the Operating Account and each of the Charter Accounts.
Account Bank means, in respect of the Reserve Account, Citibank N.A., London branch and in respect of the Operating Account and each of the Charter Accounts, Citibank International plc, Greece.
Accession Agreement means a letter, substantially in the form of Schedule 8 (Form of Accession Agreement), with such amendments as the Facility Agent and the Borrower may agree.
Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.

Additional Vessel means (i) MV “Iron Beauty” to be acquired by Iron Beauty Shipco LLC, (ii) MV “Kirmar” to be acquired by Kirmar Shipco LLC, or (iii) a vessel acquired by an Additional Guarantor after the date of this Agreement.
Administrative Party means any of the Arrangers, the Facility Agent, the Issuing Bank or the Security Trustee.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Agreement means this credit agreement, including any Schedules or appendices hereto, as amended from time to time.
Applicable Law means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes generally accepted and applied by the global shipping industry, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association relating to all laws, rules, directives and regulations, national or international, public or private in any applicable jurisdiction from time to time.
Approved Classification Society means any of Det Norske Veritas, American Bureau of Shipping, Lloyds Register of Shipping or equivalent member of the International Association of Classification Societies or its successor or any other classification society approved in writing by the Facility Agent (acting on the instructions of the Lenders).
Approved Flag States means any of the Republic of the Marshall Islands, Panama and Cyprus or such other flag of equivalent or better reputation as is acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) in its sole discretion.
Approved Valuer means any of H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Simpson Spence & Young or such other independent reputable shipbroker nominated by the Borrower and approved by the Facility Agent (acting on the instructions of the Majority Lenders) from time to time.
Arrangers shall have the meaning given to it in the Preamble.
Availability Period means the period from and including the date of this Agreement to and including the Final Maturity Date.
Borrower shall have the meaning given to it in the Preamble.
Borrower’s Account means such account as the Borrower may designate from time to time.
Break Costs means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid other than on the last day of a Term for such Loan or overdue amount, or, as the case may be, the amount (if any) which any Swap Bank is entitled to receive under this Agreement as compensation if any Swap Agreement is terminated early, each as determined pursuant to Clause 28.3 hereof.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England and New York, United States of America.
Change of Control means the acquisition, directly or indirectly, and whether on one occasion through one transaction or a series of occasions or transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Ultimate Shareholders and their Affiliates of beneficial ownership of more than fifty (50) per cent. of the aggregate outstanding voting power of the equity interests of the Borrower.
Charter Accounts means each of the ten (10) bank accounts opened by each of the Owners with the relevant Account Bank and designated (1) “King Coal Shipco LLC”, account number 0/444064/005 IBAN GR62 0840 0020 0000 0044 4064 005 , (2) “Fearless Shipco LLC”, account number 0/444065/001 IBAN GR39 0840 0020 0000 0044 4065 001, (3) “Coal Age Shipco LLC”, account number Account No.0/444066/008 IBAN GR10 0840 0020 0000 0044 4066 008, (4) “Iron Man Shipco LLC”, 0/444063/009 IBAN GR85 0840 0020 0000 0044 4063 009, (5) “Linda Leah Shipco LLC”, account number 0/444068/019 IBAN GR33 0840 0020 0000 0044 4068 019, (6) “Barbara Shipco LLC”, account number 0/444069/007 IBAN GR32 0840 0020 0000 0044 4069 007, (7) “Coal Glory Shipco LLC”, account number 0/444067/004 IBAN GR84 0840 0020 0000 0044 4067004, (8) “Coal Pride Shipco LLC”, account number 0/444070/005 IBAN GR52 0840 0020 0000 0044 4070 005, (9) “Iron Beauty Shipco LLC” account number 0/444101/008 IBAN GR81 0840 0020 0000 0044 4101 008 and (10) “Kirmar Shipco LLC” account number 0/444102/004 IBAN GR58 0840 0020 0000 0044 4102 004 and any additional accounts which may be opened by Additional Guarantors with the relevant Account Bank.
Charter Account Charges means the charges to be granted by each of the Guarantors (other than Quintana Management) in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself and the Lenders) in the form attached at Appendix 9, in respect of all monies standing to the credit from time to time of each of the Charter Accounts, together with any and all notices and acknowledgements entered into in connection therewith.
Charterer means any company to which any of the Guarantors (other than Quintana Management) charter any of the Vessels from time to time in accordance with the provisions of Clause 20.22.
Code means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
Commitment means:
(a) for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Commitments and the amount of any other commitment to advance funds under this Agreement, it acquires; and
(b) for any other Lender, the amount of any commitment to advance funds under this Agreement, it acquires, to the extent not cancelled, transferred or reduced under this Agreement.
Compliance Certificate means the form of certificate attached at Schedule 6.

Consolidated Cash and Cash Equivalents shall have the meaning given to it in Clause 19.1 (Financial Covenants).
Consolidated EBITDA shall have the meaning given to it in Clause 19.1 (Financial Covenants).
Consolidated Interest Coverage Ratio shall have the meaning given to it in Clause 19.1 (Financial Covenants).
Consolidated Net Worth shall have the meaning given to it in Clause 19.1 (Financial Covenants).
Consolidated Total Capitalisation shall have the meaning given to it in Clause 19.1 (Financial Covenants).
Consolidated Total Indebtedness shall have the meaning given to it in Clause 19.1 (Financial Covenants).
Credit means a Loan or a Letter of Credit.
Default means:
(a)	an Event of Default; or
(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Delivery Date means, in respect of an Additional Vessel, the Business Day upon which the delivery of that Additional Vessel to the relevant Additional Guarantor under the terms of the relevant Memorandum of Agreement takes place.
Deposit Costs means in connection with the acquisition of an Additional Vessel to be acquired by an Additional Guarantor, the deposit payable in respect of such Additional Vessel pursuant to the relevant Memorandum of Agreement
Dollars or US$ means the lawful currency for the time being of the United States of America.
Drawing means, in respect of a Loan under the Facility, the amount of the advance made by the Lenders.
Earnings means, in respect of a Vessel, all present and future moneys and claims which are earned by or become payable to or for the account of the relevant Guarantor (other than Quintana Management) in connection with the operation or ownership of that Vessel and including but not limited to:
(a)	freights, passage and hire moneys (howsoever earned);
(b)	remuneration for salvage and towage services;
(c)	demurrage and detention moneys; or
(d)	all moneys and claims in respect of the requisition for hire of that Vessel.

Earnings Transfer Date shall have the meaning given to it in Clause 14.3 (Transfers to Reserve Account).
Environment means:
(a)	any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;
(b)	water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and
(c)	air including, without limitation, air within buildings and other natural or man-made structures above or below ground.
Environmental Affiliate means the Borrower, any Guarantor or the Manager together with their respective employees and subcontractors.
Environmental Approvals means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.
Environmental Claim means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material in contravention of Environmental Laws. In this context, claim means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority, and any form of enforcement or regulatory action.
Environmental Laws means any or all Applicable Law relating to or concerning:
(a)	pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;
(b)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and
(c)	the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.
ERISA means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate means each person (as defined in Section 3(9) of ERISA) which, together with the Obligors, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
Event of Default means an event specified as such in Clause 23.
Event of Illegality shall have the meaning given to it in Clause 8.2(a) (Mandatory Prepayment — illegality).
Excess Risks means, in respect of a Vessel:
(a)	the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and
(b)	collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of that Vessel as is covered by the hull and machinery insurance.
Exchange Act means the Securities Exchange Act of 1934 of the United States of America, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
Existing Lender shall have the meaning given to it in Clause 32.2.
Existing Credit Facility means the US$262,456,000 loan facility made available to the Borrower pursuant to a credit agreement dated 29th April, 2005, as the same may have been amended or supplemented from time to time.
Facility means the credit facility made available under this Agreement.
Facility Agent shall have the meaning given to it in the Preamble.
Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)	on or before the date it becomes a Lender; or
(b)	by not less than five (5) Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
Fee Letters means any letters entered into by reference to this Agreement between one or more Administrative Parties and the Borrower setting out the amount of certain fees payable in connection with this Agreement.
Final Maturity Date means the date falling eight (8) years from the date of this Agreement.
Finance Document means:
(a)	this Agreement;
(b)	a Security Agreement;

(c)	the Fee Letters;
(d)	on or after the date of its execution and delivery, any Swap Agreement;
(e)	on or after the date of its execution and delivery, any Accession Agreement;
(f)	on or after the date of its execution and delivery, the Subordination Deed;
(g)	a Transfer Certificate; and
(h)	any other document designated as such by the Facility Agent and the Borrower.
Finance Party means a Lender, an Administrative Party or any Swap Bank.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any acceptance credit;
(c)	any bond, note, debenture, loan stock or other similar instrument;
(d)	any redeemable preference share;
(e)	any agreement treated as a finance or capital lease in accordance with GAAP;
(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;
(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;
(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or
(j)	any guarantee and indemnity or similar assurance against financial loss of any indebtedness of any other person which falls within any of paragraphs (a) to (i) above.
Foreign Pension Plan means any plan, fund (including, without limitation, any superannuation fund) or similar program established or maintained outside the United States of America by any Obligor primarily for the benefit of its employees resident outside the United States of America, and which plan is not subject to ERISA or the Code.
GAAP means generally accepted accounting principles in the United States of America as in effect from time to time.

General Assignment means, in respect of a Vessel, the assignment of the Earnings, any Time Charter and the Obligatory Insurances to be granted in favour of the Security Trustee by the relevant Guarantor (other than Quintana Management) (and held by the Security Trustee on behalf of itself and the Lenders) in the form attached at Appendix 1, together with any and all notices and acknowledgements entered into in connection therewith.
Group means the Borrower, the Guarantors and any Subsidiaries of any of them.
Guarantors means each of the Original Guarantors and the Additional Guarantors.
Hazardous Material means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).
Holding Company:
(a)	in relation to a company incorporated in England and Wales, has the meaning given in Section 736 Companies Act 1985; and
(b)	in relation to a company or other person incorporated or formed outside England and Wales, means a company or other person of which such company is the Subsidiary.
Increased Cost means:
(a)	an additional or increased cost;
(b)	a reduction in the rate of return under a Finance Document (other than a Swap Agreement) or on a Finance Party’s (or its Affiliate’s) overall capital; or
(c)	a reduction of an amount due and payable under any Finance Document (other than a Swap Agreement), which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document (other than a Swap Agreement) or funding or performing its obligations under any Finance Document (other than a Swap Agreement).
Indemnified Parties shall have the meaning given to it in Clause 28.2(c) (Other indemnities).
Insurers means the underwriters or insurance companies with whom any Obligatory Insurances are effected and the managers of any protection and indemnity or war risks association in which any of the Vessels may at any time be entered.
Interest Rate shall have the meaning given to it in Clause 9.1 (Calculation of Interest).
ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms safety management system, Safety Management Certificate, Document of Compliance and major non-conformity shall have the same meanings as are given to them in the ISM Code.
ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.
Incremental Facilities shall have the meaning given to it in Clause 8.8 (Incremental Facilities).
Issuing Bank shall have the meaning given to it in the Preamble.
Junior Charter Accounts Charge means the charge to be granted by each of the Guarantors (other than Quintana Management) in favour of the Junior Security Trustee (and to be held by the Junior Security Trustee on behalf of itself and any Swap Bank) in the form attached at Appendix 10, in respect of all monies standing to the credit from time to time of each of the Charter Accounts, such charge to be fully subordinated to the Charter Accounts Charge, together with any and all notices and acknowledgments entered into in connection therewith.
Junior General Assignment means, in respect of a Vessel, the assignment of the Earnings, any Time Charter and the Obligatory Insurances to be granted in favour of the Junior Security Trustee by the relevant Guarantor (other than Quintana Management) (and held by the Junior Security Trustee on behalf of itself and any Swap Bank) in the form attached at Appendix 2, such assignment to be fully subordinated to the General Assignment in respect of the relevant Vessel, together with any and all notices and acknowledgements entered into in connection therewith.
Junior Mortgage means, in respect of a Vessel, a second preferred ship mortgage to be given by the relevant Guarantor in favour of the Junior Security Trustee (and to be held by the Junior Security Trustee on behalf of itself and any Swap Bank):
(a)	in respect of the Original Vessels, on the date referred to in Clause 20.31; and
(b) in respect of any Additional Vessels, on the relevant Delivery Date, to be, in each case, where the Vessel is registered or to be registered in the Republic of the Marshall Islands, in the form attached at Appendix 6 and where the Vessel is registered or to be registered in any other Approved Flag State, in such form as the Agent (acting on the instructions of the Majority Lenders), the Borrowers and the relevant Guarantor may agree, such mortgage in any event to be fully subordinated to the Mortgage in respect of the relevant Vessel.
Junior Operating Account Charge means the charge to be granted by Quintana Management in favour of the Security Trustee (and to be held by the Junior Security Trustee on behalf of itself and any Swap Bank) in the form attached at Appendix 8, in respect of all monies standing to the credit from time to time of the Operating Account, such charge to be fully subordinated to the Operating Account Charge, together with any and all notices and acknowledgments entered into in connection therewith.
Junior Pledges of Shares means (i) in relation to the Original Guarantors, the pledge of the issued share capital of the Original Guarantors to be granted by the Borrower in favour of the Junior Security Trustee (and held by the Junior Security Trustee on behalf of itself and any Swap Bank), such charge to be fully subordinated to the Pledges of Shares, together with any and all notices and acknowledgments entered into in connection therewith and (ii) in relation to an Additional Guarantor, the pledge of the issued share capital of that Additional Guarantor to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and any Swap Bank), such charge to be fully subordinated to the Pledges of Shares, together with any and all notices and acknowledgments entered into in connection therewith.
Junior Reserve Account Charge means the charge to be granted by the Borrower in favour of the Security Trustee (and held by the Junior Security Trustee on behalf of itself and any Swap Bank) in the form attached at Appendix 4, in respect of all monies standing to the credit from time to time of the Reserve Account, together with any and all notices and acknowledgments entered into in connection therewith.
Junior Security Documents means, on or after the date any such document is executed and delivered, the Junior Mortgages, the Junior Pledges of Shares, the Junior General Assignments, the Junior Operating Account Charge, the Junior Charter Accounts Charge, the Junior Reserve Account Charge and any other security granted by the Obligors to secure the Swap Agreements.
Junior Security Trustee means Citicorp Trustee Company Limited or such other person as is appointed under the Subordination Deed in the capacity of junior security trustee.
Lender means:
(a)	an Original Lender; or
(b)	any New Lender;
and Lenders means all of them.
Letter of Credit means an irrevocable, unconditional, on demand letter of credit in an amount of not less than five hundred thousand Dollars (US$500,000) in a form agreed by the Issuing Bank, the Facility Agent and the Borrower.
Leverage Ratio shall have the meaning given to in Clause 19.1 (Financial Covenants).
LC Illegality shall have the meaning given to it in Clause 6.2(a) (Illegality).
LIBID means for a Term of any Loan or overdue amount the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted to the Reference Banks by leading banks in the London interbank market as of 11.00 a.m. on the Rate Fixing Day for the taking of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.
LIBOR means for a Term of any Loan or overdue amount:
(a)	the applicable Screen Rate; or

(b)if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the second London Business Day before the start of the Term for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loans means together each amount which is advanced by the Lenders to the Borrower in accordance with this Agreement (each a Loan).

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

Losses means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on the Finance Parties.

Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Credits and whose undrawn Commitments then aggregate more than fifty per cent. (50%) of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate more than fifty per cent. (50%) of the Total Commitments; or

(c)	if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than fifty per cent. (50%) of the Total Commitments immediately before the reduction.
Manager means (i) in respect of MV “Fearless” and MV “Iron Man” only, Blossom Maritime Corporation of 80 Broad Street, Monrovia, Liberia or (ii) Quintana Management or such other entity within the Group as the Borrower shall advise to the Facility Agent from time to time (and as shall be acceptable to the Majority Lenders).

Mandatory Cost means the properly evidenced cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

Margin means zero point nine seven five per cent. (0.975%) per annum.

Market Value means, in respect of a Vessel, the market value of that Vessel calculated in accordance with Clause 22 (Valuation).

Material Adverse Effect means a material adverse effect on:
(a)	the business, condition (financial or otherwise) or operations of the Group, taken as a whole;

(b)	the ability of the Group, taken as a whole, to perform the obligations of the Obligors under any Finance Document; or

(c)	the validity or enforceability of any Finance Document.
Maturity Date means the last day of the Term of a Loan.

Maximum Facility Amount means the lesser of (a) sixty-five (65) per cent. of the aggregate Market Value of the Vessels and (b) two hundred and fifty million Dollars (US$ 250,000,000).

Maximum Letter of Credit Amount means twenty five million Dollars (US$25,000,000).

Measurement Period means, at any time, the last four (4) fiscal quarters for the Borrower provided always that until four (4) fiscal quarters have elapsed from the date of this Agreement, the period beginning with the commencement of the first quarter beginning on or after the date of this Agreement and ending on the date of determination.

Memorandum of Agreement means, in relation to any Additional Vessel, the memorandum of agreement entered into or to be entered into by an Additional Guarantor pursuant to which the Additional Guarantor will acquire an Additional Vessel.

Mortgage means, in respect of a Vessel, a first preferred ship mortgage to be given by the relevant Guarantor in favour of the Security Trustee (and to be held by the Security Trustee on behalf of itself and the Lenders):
(a)	in respect of the Original Vessels, on the date of this Agreement; and

(b)	in respect of any Additional Vessels, on the relevant Delivery Date, to be, in each case, where the Vessel is registered or to be registered in the Republic of the Marshall Islands, in the form attached at Appendix 5 and where the Vessel is registered or to be registered in any other Approved Flag State, in such form as the Agent (acting on the instructions of the Majority Lenders), the Borrower and the relevant Guarantor may agree.

Net Worth shall have the meaning given to it in Clause 19.1 (Financial Covenants).

New Lender shall have the meaning to it in Clause 32.2 (Assignments and transfers by Lenders).

Obligatory Insurances means in respect of each Vessel:
(a)	all contracts and policies of insurance and reinsurance and all entries in clubs and/or associations which are from time to time required to be effected and maintained in accordance with this Agreement in respect of each of the Vessels; and

(b)	all benefits under the contracts, policies and entries under paragraph (a) above and all claims in respect of them and the return of premiums.
Obligor means the Borrower or a Guarantor.

Operating Account means the bank account to be opened by Quintana Management with the Account Bank with account number 0/444072/008 USD, IBAN GR 97 0840 0020 0000 0044 4072 008 and designated “Quintana Management LLC – Operating Account”.

Operating Account Charge means the charge to be granted by Quintana Management in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Lenders) in the form attached at Appendix 7, in respect of all monies standing to the credit from time to time of the Operating Account, together with any and all notices and acknowledgements entered into in connection therewith.

Operating Expenses means all costs, expenses and expenditures reasonably incurred by each Obligor in the ordinary course of the operation of its business including (i) all costs, expenses and expenditures incurred by each Guarantor (other than Quintana Management) in connection with the operation, employment, maintenance, drydocking, repair and insurance of the Vessel owned by it (including any capital expenditure in respect of that Vessel permitted under the terms of this Agreement), (ii) all costs, expenses and expenditures incurred by Quintana Management in connection with the operation of its business and its role as Manager, (iii) all costs, expenses and expenditures incurred by Quintana Management in connection with the operation of the Vessels and its role as Manager of the Vessels and (iv) all other costs, expenditures and expenses permitted to be made or incurred by an Obligor under the terms of the Finance Documents.

Original Balance Sheet means the unaudited balance sheet of the Group prepared as at 30th June, 2005.

Original Guarantors means each of the Owners and Quintana Management.

Original Lender has the meaning given to it in the Preamble.

Original Vessels means the vessels detailed in Part 1 of Schedule 1 and Original Vessel means any of them.

Owners shall have the meaning given to it in the Preamble.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

PBGC means the Pension Benefit Guaranty Corporation of the United States of America established pursuant to Section 4002 of ERISA, or any successor thereto.

Party means a party to this Agreement or any Finance Document.

Permitted Dividends means any dividends or distributions which the Borrower is permitted to pay pursuant to Clause 20.30 (Dividends).

Permitted Security Interests means:
(a)	Security Interests created by the Security Agreements;

(b)	liens for unpaid crew’s wages including wages of the master and stevedores employed by any Vessel, outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment;

(c)	liens for salvage;

(d)	liens for collision;

(e)	liens for master’s disbursements incurred in the ordinary course of trading;

(f)	liens arising by operation of law in respect of not more than two (2) months prepaid hire under any Time Charter relating to a Vessel;

(g)	statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens, in each case arising in the ordinary course of business, outstanding for not more than two (2) months whose aggregate value does not exceed five hundred thousand Dollars (US$500,000) in respect of any one Vessel, in the case of paragraphs (b) to (g) inclusive provided that the amounts which give rise to such Security Interests are paid when due (unless expressly indicated above) or, if not paid when due are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided to the extent required by GAAP), and provided further that such proceedings, whether by payment of adequate security into court or otherwise, do not give rise to a material risk of the relevant Vessel or any interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on the Facility Agent or on any of the Lenders.

Plan means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute) any Obligor or any ERISA Affiliate, and each such plan for the five (5) year period immediately following the latest date on which the Obligor or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

Pledge of Shares means (i) in respect of the Original Guarantors, the pledge of the issued share capital of the Original Guarantors to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Lenders), together with any and all notices and acknowledgments entered into in connection therewith and (ii) in respect of an Additional Guarantor, the pledge of the issued share capital of that Additional Guarantor to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Lenders), together with any and all notices and acknowledgments entered into in connection therewith.

Prime Rate means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City, United States of America. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Pro Rata Share means:
(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment in respect of the Credits bears to the Total Commitments; and

(b)	for any other purpose on a particular date:
(i)	the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)	if there is no Credit outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.
Quintana Management shall have the meaning given to it in the Preamble.

Rate Fixing Day means two (2) Business Days before the first day of a Term, or unless market practice differs in the London interbank market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Rate Fixing Day will be the last of those days).

Reconciliation Certificate means the form of certificate attached at Schedule 9.

Reduction Amount means the percentage by which the Total Commitments are required to be reduced on a Reduction Date pursuant to Clause 8.1 (Automatic reduction and cancellation).

Reduction Date means each of the dates for reduction of the Total Commitments determined in accordance with Clause 8.1 (Automatic reduction and cancellation).

Reference Banks means the Facility Agent and any other bank or financial institution appointed as such by the Facility Agent (acting on the instructions of the Majority Lenders) under this Agreement.

Related Contracts means any or all of the Vessel Management Agreements (as the context requires).

Release means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Hazardous Materials for which any of the Guarantors has any liability under Environmental Law, except in accordance with a valid Environmental Approval.

Reportable Event means an event described in Section 4043(c) of ERISA with respect to a plan that is subject to Title IV of ERISA.

Replacement Request shall have the meaning given to it in Clause 21 (Substitution).

Replacement Vessel shall have the meaning given to it in Clause 21 (Substitution).

Request means a request made by the Borrower for a Credit, substantially in the form of Schedule 3 (Form of Request).

Required Amount means, in respect of the Vessels, that amount which at the relevant time is no less than one hundred and thirty five (135) per cent. of the aggregate outstanding principal amount of the Credits including, without limitation, any contingent liabilities under Letters of Credit.

Required Insurance Amount means, in respect of the Vessels, that amount which at the relevant time is one hundred and twenty-five (125) per cent. of the aggregate outstanding principal amount of the Credits including, without limitation, any contingent liabilities under Letters of Credit.

Required Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Credits and whose undrawn Commitments then aggregate more than eighty five (85) per cent. of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

(b)	if there are no Credits then outstanding, whose undrawn Commitments then aggregate more than eighty five (85) per cent. of the Total Commitments; or

(c)	if there are no Credits then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than eighty five (85) per cent. of the Total Commitments immediately before the reduction.
Requisition Compensation means, in respect of a Vessel, all moneys or other compensation payable by reason of requisition for title to, or other compulsory acquisition of, that Vessel including requisition for hire.

Reserve Account means the interest bearing bank account to be opened in the name of the Borrower with the Account Bank with account number 10863688 and designated “Quintana Maritime Limited– Reserve Account”.

Reserve Account Charge means the charge to be granted by the Borrower in favour of the Security Trustee (and held by the Security Trustee on behalf of itself and the Lenders) in the form attached at Appendix 3, in respect of all monies standing to the credit from time to time of the Reserve Account, together with any and all notices and acknowledgements entered into in connection therewith.

Revised Total Commitments shall have the meaning given to it in Clause 8.1 (Automatic reduction and cancellation).

Rollover Loan means one or more Loans:
(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	to be made for the purpose of refinancing of maturing Loan.
Screen Rate means, for LIBOR, and in respect of a Term, the percentage rate per annum for a period substantially the same as the relevant Term displayed on page 3750 of the Telerate screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate.

Secured Liabilities means all present and future obligations and liabilities (actual or contingent) of the Obligors to the Finance Parties or any of them under or in connection with any Finance Document.

Security Agreements means the Junior Security Documents, the Senior Security Documents and any other documents designated as such in writing by the Borrower and the Facility Agent.

Security Assets means any asset which is the subject of a Security Interest created by a Security Document.

Security Document means:
(a)	each Security Agreement; and

(b)	any other document to which the Security Trustee (amongst others) is a party evidencing or creating security over any asset of an Obligor to secure any obligation of an Obligor to the Finance Parties or any of them under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Security Trustee shall have the meaning given to it in the Preamble.

Senior Security Documents means the Mortgages, the Pledges of Shares, the General Assignments, the Operating Account Charge, the Charter Accounts Charges, the Reserve Account Charge and any other security granted by the Obligors to secure the Credits.

Standing Payment has the meaning given to in Clause 15.3(c).

Subordination Deed means the deed of subordination to be entered into by, inter alios, the Lenders, each Swap Bank and each of the Administrative Parties, pursuant to which each Swap Bank confirms the subordination of the Junior Security Documents to the Senior Security Documents in the form attached at Appendix 13.

Subsidiary means:
(a)	in respect of a person incorporated or formed outside England and Wales, any company or entity directly or indirectly controlled by such person, and for this purpose control means either the ownership of more than fifty (50) per cent. of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management whether by contract or otherwise; and

(b)	in respect of a person incorporated in England and Wales, a subsidiary within the meaning of Section 736 Companies Act 1985.
Substitution Date shall have the meaning given to it in Clause 21 (Substitution).

Swap Agreement means, if any, each of the ISDA Master Agreements (and the confirmations thereunder) entered into or to be entered into in respect of interest rate swaps in respect of the Loans (or any part of the Credits) by any Swap Bank and the Borrower.

Swap Bank means any Lender which has entered into, or which may from time to time enter into, any ISDA Master Agreement with the Borrower in respect of the Loans or any part of the Loans.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature imposed by a governmental revenue authority (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Credit means any credit, deduction or other Tax benefit that results in a net reduction in liability for Tax.

Tax Deduction means a deduction or withholding for or on account of Tax made from a payment under a Finance Document.

Tax Form means any such forms or documents required or reasonably requested in writing in order to allow the Facility Agent or an Obligor to make a payment under this Agreement or any Finance Document without any Tax Deduction (or without incurring any obligation to indemnify in respect of Tax) or with such Tax Deduction (or indemnification) at a reduced rate, so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand.
Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest payable on a Loan or an overdue amount is calculated.

Time Charter means, in relation to a Vessel, any fixed rate charter relating to such Vessel.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Loss means in relation to a Vessel:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(b)	requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

(c)	capture, seizure, arrest, detention, or confiscation of that Vessel by any person or government or by persons acting or purporting to act on behalf of any government or any other person which deprives the Owner of that Vessel, or as the case may be the Charterer, of the use of that Vessel, for more than sixty (60) days after that occurrence; and

(d)	requisition for hire of that Vessel by any government or by persons acting or purporting to act on behalf of any government which deprives the Owner, or as the case may be the Charterer, of the use of that Vessel.
Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent and the Borrower may approve or reasonably require or any other form agreed between the Facility Agent and the Borrower.

Transfer Date shall have the meaning given to it in Clause 32.4(a) (Procedure for transfer by way of novations).

Ultimate Shareholders means each of First Reserve Fund X, L.P., AMCI Acquisition II, LLC, and Quintana Maritime Partners, L.P. (each an Ultimate Shareholder).

Unfunded Current Liability means, in respect of any Plan, the amount (if any) by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by PBGC for this purpose, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

Utilisation Date means each date on which the Facility or any part thereof is utilised, whether by way of the drawdown of a Loan or the issue of a Letter of Credit.

Vessels means together the Original Vessels and the Additional Vessels.

Vessel Management Agreements means the management agreement(s) entered into or to be entered into between the Manager and the Owners.

Year 5 Total Commitments means the Total Commitments determined as of the fifth (5th) anniversary of the date of this Agreement.
1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation under Applicable Law;

disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality and their successors in title, permitted assigns and permitted transferees;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(ii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(iii)	a Default being outstanding means that it has not been cured, remedied or waived;

(iv)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(v)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(vi)	words importing the plural shall include the singular and vice versa;

(vii)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(viii)	a time of day is a reference to London time.
(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears or unless the context otherwise permits:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement or the relevant Finance Document;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force in accordance with its terms for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.
(e)	Joint and several liability
(i)	All obligations, covenants, representations, warranties and undertakings in or pursuant to the Finance Documents assumed, given, made or entered into by the Obligors shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Obligors that are parties to such Finance Document jointly and severally.

(ii)	Each of the Obligors agrees that any rights which it may have at any time during the term of the Facility by reason of the performance of its obligations under the Finance Documents to be indemnified by any other Obligor and/or to take the benefit of any security taken by the Facility Agent pursuant to the Finance Documents shall be exercised in such manner and on such terms as the Facility Agent may require or as provided in this Agreement. Each of the Obligors agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Facility Agent absolutely.

(iii)	Each of the Obligors agrees that it will not at any time during the term of the Facility claim any set-off or counterclaim against any other Obligor in respect of any liability owed to it by that other Obligor under or in connection with the Finance Documents, nor prove in competition with any of the Finance Parties in any liquidation of (or analogous proceeding in respect of) any other Obligor in respect of any payment made under the Finance Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Facility Agent for the repayment of the Loans.
(f)	The headings in this Agreement do not affect its interpretation.
2.	FACILITY

2.1	Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in a maximum aggregate amount equal to US$250,000,000. Subject to the provisions of Clause 2.3 (Purpose), each Loan shall be capable of being drawn up to the Maximum Facility Amount.
2.2	Letters of Credit
The Facility includes an option for the Borrower to request the Issuing Bank to issue Letters of Credit. Each Letter of Credit shall be capable of being requested in a principal amount of up to the lesser of:
(a)	when aggregated with the Credits then outstanding or in respect of which a Request has been issued, the Maximum Facility Amount; and

(b)	when aggregated with the Letters of Credit then outstanding or in respect of which a Request has been issued, the Maximum Letter of Credit Amount.
2.3	Purpose
Each Loan may be used only in or towards:
(a)	re-financing the Existing Credit Facility;

(b)	financing the Deposit Costs of the Additional Vessels;

(c)	financing the acquisition costs of the Additional Vessels;

(d)	funding working capital and the general corporate requirements of the Group, provided that any amounts drawn down to fund the working capital and general corporate requirements of the Group shall not exceed the sum of twenty million Dollars (US$20,000,000) outstanding at any one time;

(e)	the payment of Permitted Dividends; and/or

(f)	satisfying the obligations of the Borrower to the Issuing Bank under any Letters of Credit in relation to which the Issuing Bank is called upon to make a payment.

2.4	No obligation to monitor
No Finance Party is obliged to monitor or verify the utilisation of any Loan or Letter of Credit.
2.5	Nature of a Finance Party’s rights and obligations
Unless otherwise agreed by all the Finance Parties:
(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.
3.	CONDITIONS PRECEDENT

3.1	Conditions precedent documents
(a)	In the case of a Request for a Loan (other than a Request for a Loan relating to Deposit Costs for an Additional Vessel), such Loan will not become due and payable by the Lenders or, in the case of a Request for a Letter of Credit, the Letter of Credit will not be issued by the Issuing Bank, until the Facility Agent has notified the Borrower and the Lenders that it has received:
(i)	all of the documents and evidence set out in Schedule 2 Part 1 (Initial Conditions Precedent); and

(ii)	in the case of a Request relating to the borrowing of a Loan for the acquisition of an Additional Vessel, all of the documents and evidence set out in Schedule 2 Part 2 (Additional Guarantor Documents),
in each case in form and substance satisfactory to the Facility Agent and provided that, unless specifically provided to the contrary, a document delivered need not be redelivered in connection with a second request. The Facility Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.
(b)	In the case of a Request for a Loan relating to Deposit Costs for an Additional Vessel (which Additional Vessel shall be a dry bulk carrier of less than 10 years of age), such Loan will not become due and payable by the Lenders until the Facility Agent has notified the Borrower and the Lenders that it has received:

(i)	all of the documents and evidence set out in Schedule 2 Part 1 (Initial Conditions Precedent) in each case in form and substance satisfactory to the Facility Agent and provided that, unless specifically provided to the contrary, a document delivered need not be redelivered in connection with the second request;

(ii)	a copy, certified by the Borrower as a true copy, of a duly executed Memorandum of Agreement in relation to such Additional Vessel; and

(iii)	a representation from the Borrower that at the time of the acquisition of such Additional Vessel (taking into account such acquisition and the assumed market value of that Additional Vessel) the collateral maintenance test as set out in Clause 19.6 will be met.
The Facility Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.
3.2	Further conditions precedent
The obligations of each Lender to advance any Loan and the obligations of the Issuing Bank to issue any Letter of Credit are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Credit:
(a)	the representations made under Clause 17 are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Drawing or issuance of the Letter of Credit.
4.	UTILISATION – LOANS

4.1	Giving of Requests
(a)	The Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m., London time, three (3) Business Days prior to the proposed Utilisation Date.

(c)	Notwithstanding paragraph (b) above, the latest time for receipt by the Facility Agent of a duly completed Request for a Loan in relation to Deposit Costs for the acquisition of an Additional Vessel is 11.00 a.m., London time, two (2) Business Days prior to the proposed Utilisation Date.

(d)	Each Request is irrevocable.

(e)	On the Maturity Date of a Loan (other than the Final Maturity Date), provided that no Event of Default has occurred and is continuing, such Loan will be rolled over for another Term and a Request for that Loan will not be required but, for the avoidance of doubt, may be provided by the Borrower to change the Term of such Loan.
4.2	Completion of Requests
A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date occurs within the Availability Period.

(b)	the amount of the Loan requested is in an amount not exceeding the Maximum Facility Amount;

(c)	the amount of the Loan requested does not exceed, when aggregated with the amounts drawndown or to be drawndown under any other Requests issued for drawdown on the proposed Utilisation Date, the undrawn amount of the Total Commitment on the proposed Utilisation Date;

(d)	the amount of the Loan requested is a minimum amount of one million Dollars (US$1,000,000) and integral multiples of one million Dollars (US$1,000,000) (or, if less, the aggregate unutilised amount of the Facility);

(e)	the proposed Term complies with this Agreement; and

(f)	if such Loan is to be used to finance the acquisition of an Additional Vessel, such Additional Vessel is not more than ten (10) years old at the proposed Utilisation Date and is a dry bulk carrier.
Only one Loan may be requested in a Request.
4.3	Advance of Loans
(a)	The Facility Agent must promptly and in any event one (1) Business Day before the Rate Fixing Day notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result, its share in the Loans then outstanding or in respect of which a Request has been issued would exceed its Commitment.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent by the Utilisation Date through its Facility Office.
5.	UTILISATION – LETTERS OF CREDIT

5.1	Giving of Requests
(a)	The Borrower may request a Letter of Credit to be issued by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m., London time, three (3) Business Days prior to the proposed Utilisation Date.

(c)	Each Request is irrevocable.

5.2	Completion of Requests
A Request for a Letter of Credit will not be regarded as having been duly completed unless:
(a)	it specifies that it is for a Letter of Credit;

(b)	the Utilisation Date is specified and occurs within the Availability Period;

(c)	the amount of the Letter of Credit requested:
(i)	is a minimum amount of five hundred thousand Dollars (US$500,000);

(ii)	when aggregated with the Credits then outstanding or in respect of which a Request has been issued, equal to or less than the Maximum Facility Amount; and

(iii)	when aggregated with the Letters of Credit then outstanding or in respect of which a Request has been issued, equal to or less than the Maximum Letter of Credit Amount.
(d)	it confirms that the Letter of Credit is only to be used in the ordinary course of business of the Borrower;

(e)	the form of the Letter of Credit is attached and is in a form acceptable to the Issuing Bank and the Facility Agent;

(f)	the Letter of Credit is for not more than twelve (12) months duration, provided that the Letter of Credit may provide that it will be renewable on an annual basis;

(g)	the expiry date of the Letter of Credit falls on or before the earlier of (x) the date falling twelve (12) months from the relevant Utilisation Date and (ii) the date falling ten (10) Business Days prior to the Final Maturity Date; and

(h)	the delivery instructions for the Letter of Credit are specified.
Only one Letter of Credit may be requested in a Request.
5.3	Issue of Letter of Credit
(a)	The Facility Agent must promptly notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of its share of that Letter of Credit.

(b)	The amount of each Lenders’ share in a Letter of Credit will be its Pro Rata Share of the principal amount of the Letter of Credit on the proposed Utilisation Date.

(c)	If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.
5.4	Conditions precedent
(a)	The Issuing Bank is not obliged to issue any Letter of Credit if as a result:
(i)	a Lender’s Pro Rata Share of the Credits would exceed its Commitment; or

(ii)	the Credits would exceed the Total Commitments or the Maximum Letter of Credit Amount.
(b)	When issuing a Letter of Credit the Issuing Bank has no duty to enquire of any person whether or not any of the conditions precedent set out in this Subclause have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on any such assumption.
6.	LETTERS OF CREDIT

6.1	General
(a)	A Letter of Credit is repaid or prepaid to the extent that:
(i)	the Borrower provides cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit is reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank is satisfied that it has no further liability under that Letter of Credit.
The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.
(b)	If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower must repay or prepay to the Facility Agent for the Issuing Bank that amount within one (1) Business Day.

(c)	Cash cover is provided for a Letter of Credit if the Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with a Finance Party in London in the name of the Borrower and the following conditions are met:
(i)	the account is with the Facility Agent, an Account Bank or the Issuing Bank (if, subject as provided below, the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay the Finance Party for which the cash cover is provided under this Clause; and

(iii)	the Borrower has executed and delivered a security document over that account, in form and substance satisfactory to the Facility Agent or the Finance Party for which the cash cover is provided, creating a first ranking security interest over that account.
Where cash cover is to be provided to all the Lenders, a Lender may require its portion of the cash cover to be paid into its account instead of an account with the Facility Agent or the Issuing Bank. References to cash cover exclude any interest accrued on that cash cover.

(d)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount (actual or contingent) that is or may be payable by the Issuing Bank in respect of that Letter of Credit at that time.
The amount of cash cover will be ignored in calculating the undrawn Commitment of each Lender.
(e)	Subject to the other terms of this Agreement, any amounts repaid under this Clause 6 may be re-utilised.
6.2	Illegality
(a)	The Issuing Bank must notify the Facility Agent and the Borrower promptly if it becomes aware that it is unlawful in any jurisdiction for the Issuing Bank to perform any of its obligations as contemplated by this Agreement or a Finance Document or to have outstanding any Letter of Credit (the LC Illegality).

(b)	After notification under paragraph (a) above the Borrower, the Facility Agent and the Issuing Bank shall thereafter consult with each other in good faith for a period of thirty (30) days or in the event that the LC Illegality takes effect before the expiration of thirty (30) days, for the maximum number of days available before the LC Illegality take effect, with a view to restructuring or amending the Letters of Credit in such a way as to avoid the effect of the LC Illegality.

(c)	If agreement cannot be reached by the parties within the period specified in paragraph (b) above:
(i)	the Borrower must use its best endeavours to ensure the release of the liability of the Issuing Bank under each outstanding Letter of Credit;

(ii)	failing this, the Borrower must repay or prepay the share of each Lender in each Letter of Credit requested by it on the date specified in paragraph (d) below; and

(iii)	no further Letters of Credit will be issued.
(d)	The date for repayment or prepayment of a Lender’s share in a Letter of Credit will be the date specified by the Issuing Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.
6.3	Fees in respect of Letters of Credit
(a)	The Borrower must pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the manner agreed in the Fee Letter between the Issuing Bank and the Borrower.

(b)	The Borrower must pay to the Facility Agent for each Lender a letter of credit fee computed at the same rate as the Margin on the outstanding amount of each Letter of Credit for the period from the issue of that Letter of Credit until its expiry date. This fee will be distributed according to each Lender’s Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(c)	Accrued letter of credit fee is payable quarterly in arrear (or any shorter period that ends on the expiry date for that Letter of Credit). Accrued letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and its participation in the Letters of Credit is prepaid or repaid in full.

(d)	If the Borrower provides cash cover for any part of a Letter of Credit, then:
(i)	the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender in respect of any part of a Letter of Credit which is the subject of cash cover will continue to be payable until the expiry of that Letter of Credit; but

(ii)	the Borrower will be entitled to withdraw the interest accrued on the amount of the cash cover to the extent necessary to pay those fees.
6.4	Claims under a Letter of Credit
(a)	The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit and which appears on its face to be in order (a claim).

(b)	The Borrower must pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim within one (1) Business Day of such Claim.

(c)	The Borrower acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of the Borrower under this Clause will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
6.5	Indemnities
(a)	The Borrower must within one (1) Business Day of a demand indemnify the Issuing Bank against any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(b)	Each Lender must within one (1) Business Day of a demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor including, without limitation, payment of a claim, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of the Issuing Bank.
(c)	A Lender’s share of the liability or loss referred to in paragraph (b) above will be its Pro Rata Share on the Utilisation Date of the relevant Letter of Credit, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d)	The Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Subclause.

(e)	The obligations of the Borrower and each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by the Borrower or that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:
(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security.
6.6	Rights of contribution
The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.
7.	REPAYMENT AND REUTILISATION

7.1	Repayment of Loans
(a)	The Borrower must repay each Loan in full on its Maturity Date provided that to the extent a Rollover Loan is made with respect to such Loan on its Maturity Date, such Loan shall be deemed to be repaid.

(b)	Subject to the other terms of this Agreement, any amounts repaid under this Clause 7 may be re-utilised.

(c)	In any event, each Loan shall be repaid in full on the Final Maturity Date.
7.2	Reutilisation of Letters of Credit
In the event that:
(a)	the amount payable under a Letter of Credit is reduced or cancelled in accordance with its terms, whether due to the expiry of that Letter of Credit or otherwise; or

(b)	there has been no claim in respect of that Letter of Credit or there has been a claim and the Issuing Bank has been indemnified by the Borrower pursuant to Clause 6.5 (Indemnities), then the amount by which that Letter of Credit has been reduced or cancelled may, subject to the other terms of this Agreement, be re-utilised by the Borrower.
8.	REDUCTION, PREPAYMENT, CANCELLATION AND INCREASE

8.1	Automatic reduction and cancellation
(a)	At close of business in London on each date specified in Column 1 of the Table below, the Total Commitments shall be automatically reduced by the percentage of the Year 5 Total Commitments as is set out opposite that date in Column 2 of that Table (the Reduction Amount) so as to reduce the Total Commitments (the Revised Total Commitments):

Column 1	Column 2
4 October 2010	10.83% of the Year 5 Total Commitments
4 April 2011	10.83% of the Year 5 Total Commitments
4 October 2011	10.83% of the Year 5 Total Commitments
4 April 2012	10.83% of the Year 5 Total Commitments
4 October 2012	10.83% of the Year 5 Total Commitments
4 April 2013	10.83% of the Year 5 Total Commitments
4 October 2013	10.83% of the Year 5 Total Commitments
(b)	If any date specified in the Table above is not a Business Day, the relevant Reduction Date shall instead be the immediately preceding Business Day.

(c)	On each such Reduction Date following the reduction of the Total Commitments in accordance with this Clause 8.1, the Borrower shall be required to prepay such amounts so as to ensure that the Credits outstanding following such Reduction Date do not exceed the Revised Total Commitments as of such Reduction Date.
(d)	Each prepayment under this Clause 8.1 shall be applied against the Loans of each Lender on a pro rata basis.

(e)	The Commitment of each of the Lenders will be automatically cancelled at the end of the Availability Period.
8.2	Mandatory prepayment — illegality
(a)	If it becomes, or to the knowledge of any Lender is to become, unlawful in any relevant jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or a Finance Document or to fund or maintain its share in one or more of the Loans (the Event of Illegality), that Lender shall notify the Facility Agent and the Borrower.

(b)	After notification under paragraph (a) above, the Borrower and that Lender shall thereafter consult with each other in good faith for a period of thirty (30) days or in the event that the Event of Illegality takes effect before the expiration of thirty (30) days, for the maximum number of days available before the Event of Illegality takes effect with a view to restructuring the Facility in such a way as to avoid the effect of the Event of Illegality.

(c)	If agreement cannot be reached between the parties within the period specified in paragraph (b) above, the Borrower shall repay the share of that Lender in the relevant Loan or Loans on the date specified in paragraph (d) below and the Commitment of that Lender will be immediately cancelled.

(d)	The date for repayment of a Lender’s share in a Loan or Loans will be the earlier of:
(i)	the last day of the current Term of that Loan; and

(ii)	the date specified by that Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by Applicable Law).
8.3	Mandatory prepayment – Sale or Total Loss of a Vessel
(a)	The Borrower shall be obliged to apply against the Loans outstanding, the entire sale or total loss proceeds (as the case may be) for a Vessel (net of any commissions payable in connection therewith) in the following circumstances and at the following times, to be applied by the Facility Agent:
(i)	if that Vessel is sold, on or before the date on which the sale is completed by delivery of that Vessel to a buyer; and

(ii)	if there is a Total Loss, on the earlier of the date falling one hundred and twenty (120) days after the occurrence of the relevant event of Total Loss and the date of receipt by the Facility Agent of the proceeds of insurance relating to such Total Loss.
(b)	The Facility Agent shall apply the prepayment referred to in Clause 8.3(a) in accordance with Clause 15.7.

(c)	Subject to the other terms and conditions of this Agreement, all amounts prepaid pursuant to this Clause 8.3 (Mandatory prepayment – Sale or Total Loss of a Vessel) may be re-borrowed.
8.4	Mandatory prepayment – Termination of Memorandum of Agreement
(a)	The Borrower shall be obliged to prepay a Loan in relation to Deposit Costs for an Additional Vessel if that Additional Vessel is not delivered to the relevant Additional Guarantor under the relevant Memorandum of Agreement for any reason whatsoever prior to the expiry or termination of that Memorandum of Agreement, such prepayment to be made at the time of the expiry or termination of the Memorandum of Agreement.

(b)	The Facility Agent shall apply the prepayment referred to in Clause 8.4(a) in accordance with Clause 15.7.

(c)	Subject to the other terms and conditions of this Agreement, all amounts prepaid pursuant to this Clause 8.4 (Mandatory prepayment – Termination of Memorandum of Agreement) may be re-borrowed.
8.5	Voluntary prepayment
The Borrower shall be entitled at any time to make a voluntary prepayment of the Loans in whole or in part provided that:
(a)	a prepayment must be in a minimum amount of two million Dollars (US$2,000,000) and in multiples of one million Dollars (US$1,000,000) in excess thereof; and

(b)	the Borrower gives not less than three (3) Business Days prior notice to the Facility Agent; and

(c)	where such prepayment occurs on a day other than the last Business Day of the Term, the Borrower pays any Break Costs arising from the prepayment.
Any such prepayment shall be applied in accordance with Clause 8.7 (Partial prepayment of Loans). Subject to the other terms and conditions of this Agreement, all amounts prepaid pursuant to this Clause 8.5 (Voluntary prepayment) may be re-borrowed.
8.6	Voluntary prepayment and cancellation
(a)	If the Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:
(i)	the Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.
(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the last Business Day of the current Term for the relevant Loan (or, if earlier, the date specified by the Borrower in the notice delivered to the Facility Agent).

(d)	The Borrower may, by giving not less than ten (10) Business Days’ prior written notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part, provided that partial cancellation of the Total Commitments must be in a minimum amount or multiple of one million Dollars (US$1,000,000). Any cancellation in part will be applied against the Commitment of each Lender pro rata.
8.7	Partial prepayment of Loans

Except where this Clause 8 expressly provides otherwise, any partial prepayment of the Loans will be applied to the outstanding Loans of each Lender, on a pro rata basis.

8.8	Incremental Facilities

On or before the Final Maturity Date, the Borrower may by written notice to the Facility Agent elect to increase the Facility by up to fifty million Dollars (US$50,000,000) (the Incremental Facilities). Such notice shall specify (A) the date upon which the Borrower proposes that the additional Commitments shall be effective, which shall be a date not less than 20 Business Days after the date on which such notice is delivered to the Facility Agent and (B) the identity of each Lender or, to the extent that any Lender does not wish to provide additional Commitments, any person satisfying the criteria set out in Clause 32.2(a) to whom the Borrower proposes any portion of such additional Commitments (and who will become a Lender), as applicable, be allocated and the amounts of such allocations; provided always that:
(a)	no such notice may be submitted by the Borrower unless:
(i)	the Group is in compliance with Clause 19 (Financial Covenants); and

(ii)	at the time of such notice no Event of Default has occurred and is continuing;
(b)	no Lender shall be under an obligation to participate in the Incremental Facility and nothing in this Agreement shall be interpreted as imposing an obligation on a Lender to make funds available to the Borrower in respect of its pro rata share in any such Incremental Facility;

(c)	nothing in this Clause shall be interpreted as imposing an obligation on the Borrower to request the Incremental Facilities;

(d)	the terms and provisions of the additional Commitments shall be, except as otherwise set forth in the ancillary agreement applicable to such additional Commitments and specifying the interest rate and fees thereof, identical to the existing Commitments and Loans; and

(e)	the Facility Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Finance Documents as may be necessary or appropriate to effect the provision of this Clause 8.8.
8.9	Miscellaneous provisions
(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s).

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. All prepayments shall also be subject to Break Costs in respect of any amounts prepaid to the Lenders.

(c)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.
9.	INTEREST

9.1	Calculation of interest
(a)	The rate of interest on each Loan for each Term shall be the percentage rate per annum equal to the aggregate of:
(i)	LIBOR; and

(ii)	the Margin; and

(iii)	Mandatory Cost (together, the Interest Rate).
(b)	Interest shall be calculated by reference to the actual number of days elapsed and on the basis of a year of 360 days. Interest shall accrue from and including the first day of each Term to but excluding the last day of such Term.
9.2	Payment of interest
(a)	Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan on the last Business Day of each Term.

(b)	Notwithstanding Clause 9.2(a) above, where a Term is of more than three (3) months duration, the Borrower must pay accrued interest on each Loan on the last Business Day of each three (3) month period during that Term.
9.3	Interest on overdue amounts
(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	If the overdue amount is a principal amount of a Loan or is an amount accruing in respect of interest on a Loan and becomes due and payable prior to the last day of its current Term, then:
(i)	the first Term for that overdue amount will be the unexpired portion of that Term and the rate of interest on the overdue amount for that first Term will be two (2) per cent. per annum above the Interest Rate; and

(ii)	thereafter, any subsequent Terms for that overdue amount shall be selected by the Facility Agent (acting on the instructions of the Lenders, acting reasonably) who may select successive Terms of any duration of up to six (6) months, and the rate of interest on the overdue amount for those Terms will be two (2) per cent. per annum above the Interest Rate.

(c)	In respect of any amounts outstanding other than in accordance with paragraph (b) above, interest on such overdue amount is payable at a rate determined by the Facility Agent to be two and a half (2.5) per cent. per annum above the Facility Agent’s Prime Rate and the Facility Agent shall be entitled to compound any accrued but unpaid interest on a quarterly basis.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.
9.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	TERMS

10.1	Selection
(a)	Each Loan shall have one Term only.

(b)	The Borrower must select the Term for a Loan in the relevant Request. Each Term for a Loan will start on its Utilisation Date.

(c)	Subject to the following provisions of this Clause, each Term shall be of a period of one (1), two (2), three (3) or six (6) months or, to the extent available and agreed by all Lenders, nine (9) or twelve (12) months subject always to the provisions of Clauses 10.2 (No overrunning Reduction Dates), 10.3 (No overrunning the Final Maturity Date) and 10.4 (Other adjustments).
10.2	No overrunning Reduction Dates

If a Term for a Loan (the New Loan) would otherwise overrun a Reduction Date, and the amount of the New Loan, when aggregated with all Credits then outstanding or requested and whose Maturity Date falls after the relevant Reduction Date, would exceed the anticipated amount of the Total Commitments immediately after that Reduction Date, the Term of the New Loan will be shortened so as to end on that Reduction Date.

10.3	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

10.4	Other adjustments

The Facility Agent and the Borrower may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

11.	MARKET DISRUPTION

11.1	Failure of the Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but if the Reference Banks are unable to supply a rate by 12.00 p.m. on the Rate Fixing Day, the applicable LIBOR will be calculated in accordance with Clause 11.2.

11.2	Market disruption
(a)	A market disruption event shall arise where,
(i)	no, or, following the end of the primary syndication, only one, Reference Bank supplies a rate by 12.00 p.m. on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from any Lender or Lenders whose aggregate shares in the relevant Loan exceed forty (40) per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.
(b)	The Facility Agent must promptly notify the Borrower and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s Pro Rata Share in the affected Loan for the relevant Term will be the aggregate of the applicable:
(i)	Margin; and

(ii)	rate notified to the Facility Agent by those Lenders as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to those Lenders of funding that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.
11.3	Alternative basis of interest or funding
(a)	If a market disruption event occurs and the Facility Agent or the Borrower so require, the Borrower and the Facility Agent must enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior written consent of all the Lenders, binding on all the Parties hereto.
12.	TAXES

12.1	Tax gross-up
(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by an Applicable Law.

(b)	If a Tax Deduction is required by an Applicable Law to be made by an Obligor or, as the case may be the Facility Agent, then, except as otherwise provided in a Finance Document, the amount of the payment due from the Obligor under the Finance Documents will be increased, or as the case may be the Obligor shall make an additional payment, so that the amount (after making the Tax Deduction) received by the recipient is equal to the payment which would have been due if no Tax Deduction had been required.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by the Applicable Law.

(d)	Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party, an original receipt (or other evidence thereof) reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
12.2	Tax Indemnity

Without prejudice to the provisions of Clause 12.1 (Tax gross-up), and except as otherwise provided in a Finance Document if any Lender or the Facility Agent or the Security Trustee is required to make any payment on account of Tax solely as a result of its entry into any Finance Document (not being a Tax imposed on the net income of any of the foregoing or its Facility Office by the jurisdiction in which it is incorporated or managed and controlled or was formerly incorporated or managed and controlled (save where such incorporation, or, as the case may be, management or control would not have arisen but for the entry by any Lender, the Facility Agent or the Security Trustee into the Finance Documents and/or the location of any Vessel in that jurisdiction), the jurisdiction or in which its Facility Office is presently or was formerly located or on the capital of that Lender employed in such jurisdiction or jurisdictions) on any sum received or receivable under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 12.2) or any liability in respect of any such payment is asserted, imposed, levied or assessed against a Lender or the Facility Agent or the Security Trustee, the relevant Obligor shall, upon demand of the Facility Agent promptly indemnify that Lender or the Facility Agent or the Security Trustee against such payment or liability, together with any expenses payable or incurred in connection therewith.

12.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion that:
(a)	a Tax Credit is attributable to that Tax Payment (or is attributable to the Tax Deduction or payment that gave rise to such Tax Payment); and

(b)	that Finance Party or an Affiliate has obtained, utilised and fully retained that Tax Credit on an affiliated group basis, the Finance Party shall pay an amount to the Obligor which that Finance Party determines in its absolute discretion will leave it (after that payment) in the same after-Tax position as it would have been in, had the Tax Payment not been made by the Obligor.

12.4	Confidentiality of Tax Affairs

If a Lender intends to make a claim pursuant to Clause 12.2 (Tax Indemnity) it shall, as soon as reasonably practicable after becoming aware that it may be entitled to make a claim under Clause 12.2, notify the Facility Agent of the event by reason of which it is entitled to do so, provided that nothing herein shall require that Lender to disclose any confidential information relating to the organisation of its affairs.

12.5	Stamp taxes

The Borrower must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable by a Finance Party in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with entering into a Transfer Certificate.

12.6	Value added taxes

Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable and required to be collected by a Finance Party, the Obligor must pay to the relevant Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

12.7	Tax Forms
(a)	On or prior to the date of its execution and delivery of this Agreement in the case of the Original Lenders and on or prior to the Transfer Date pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by an Obligor or the Facility Agent (but only so long as such Lender remains lawfully able to do so), each Lender and each other Finance Party shall provide each of the Obligor and the Facility Agent with any Tax Forms reasonably demanded by such Obligor or Facility Agent, with any such Tax Form to be accurate and completed in a manner reasonably satisfactory to the requesting party and to be executed and to be delivered with any reasonably required certification.

(b)	Notwithstanding Clauses 12.1 and 12.2, to the extent a Tax Deduction or payment in respect of Tax would not have been due as a result of a payment hereunder or pursuant to any Finance Document but for the failure of any Lender or other Finance Party to provide a complete and accurate Tax Form required to be provided pursuant to this Clause 12.7, then to such extent no Obligor shall be required to make a Tax Payment otherwise required under Clauses 12.1 or 12.2; provided, however, that should a Lender or other Finance Party become subject to a Tax Deduction or payment in respect of Tax because of its failure to deliver a Tax Form required hereunder, the Obligor shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Tax Deduction or payment in respect of Tax.
12.8	Swap Agreements

The provisions of this Clause 12 shall not apply to any Swap Agreements and all references to Finance Documents in this Clause 12 shall exclude any Swap Agreements.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause 13, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:
(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.
13.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a Tax on the overall net income of the relevant Finance Party or its Facility Office or any of its Subsidiaries, or Affiliates; or

(c)	attributable to the relevant Finance Party or any of its Subsidiaries, or any of its Affiliates, wilfully failing to comply with any law or regulation.
13.3	Claims

If a Finance Party intends to make a claim for an Increased Cost it must notify the Facility Agent promptly of the circumstances giving rise to, and the amount of, the claim, following which the Facility Agent will notify the Borrower. Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.4	Mitigation
(a)	Each Finance Party must, in consultation with the Borrower, use its reasonable endeavours to mitigate any circumstances which arise and which result or would result in any Increased Cost being payable to that Finance Party.

(b)	The Borrower must indemnify that Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under Clause 13.4(a) above.

(c)	A Finance Party is not obliged to take any step under this subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
13.5	Conduct of business by a Finance Party

Subject to the provisions of Clause 13.4 (Mitigation), no term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.
14.	RESERVE, CHARTER AND OPERATING ACCOUNTS

14.1	Maintenance of accounts

The Borrower shall maintain the Reserve Account and shall procure that Quintana Management shall maintain the Operating Account and each of the Guarantors (other than Quintana Management) shall maintain their respective Charter Accounts with the relevant Account Bank until the Final Maturity Date, free of Security Interests (other than Permitted Security Interests) and rights of set-off other than as created by or pursuant to the Security Documents.

The Borrower shall procure that each Guarantor (other than Quintana Management) procure that all Earnings and any Requisition Compensation for the relevant Vessel are paid by the relevant Charterer or other third party payer directly into the relevant Charter Account.

14.2	Transfers to Operating Account

The Borrower shall procure that, upon receipt into the respective Charter Accounts of any amounts representing Earnings or Requisition Compensation for any Vessel, the relevant Guarantor transfers from the relevant Charter Account to the Operating Account, and irrevocably authorises the Facility Agent to instruct the relevant Account Bank to transfer from the relevant Charter Account to the Operating Account, all sums then standing to the credit of the Charter Accounts, such transfer to take place in any event not less than twice every calendar month.

14.3	Transfers to Reserve Account

The Borrower shall procure that there is transferred from the Operating Account on the last Business Day of each month (an Earnings Transfer Date), and irrevocably authorises the Facility Agent to instruct the Account Bank to transfer from the Operating Account to the Reserve Account, after deduction of (i) Operating Expenses due and payable during the next thirty (30) days and (ii) any Permitted Dividends, all sums then standing to the credit of the Operating Account.

14.4	Application of Reserve Account
(a)	The Borrower shall procure that a transfer is made from the Reserve Account to the Facility Agent on the last day of each Term of that Loan, of an aggregate amount equal to the amount of interest calculated in accordance with Clause 9.1 (Calculation of Interest) then due on that Loan;

(b)	The Borrower may at any time provide the Facility Agent with a notice of request (in accordance with the provisions of Clause 4.1 as if such notice was a Request for a Loan (provided that no notice must be provided for application of the monies pursuant to sub-

paragraphs (iii) and (iv) below)) to withdraw and apply all or any portion of the monies standing to the credit of the Reserve Account in or towards:
(i)	financing the Deposit Costs for an Additional Vessel; or

(ii)	financing the acquisition costs of an Additional Vessel; or

(iii)	funding working capital and general corporate requirements of the Group; or

(iv)	the payment of Permitted Dividends,
and the Facility Agent shall consent (or, in the case of an application pursuant to paragraphs (iii) and (iv), shall be deemed to have consented) to such application of monies and such application of monies shall be permitted provided that, (x) in relation to a notice for application of monies as set out in sub-paragraph (i), the Facility Agent receives all of the conditions precedent documents set out in Clause 3.1(b) (Conditions precedent documents), (y) in relation to a notice for application of the monies as set out in sub-paragraph (ii) the Facility Agent receives all of the conditions precedent documents set out in Clause 3.1(a)(ii) and (z) in relation to any application under any of paragraphs (i) to (iv) inclusive, no Event of Default is outstanding or would result from such withdrawal;
(c)	The Borrower shall procure that an amount equal to the amount withdrawn for the financing of the Deposit Cost for an Additional Vessel is credited to the Reserve Account if such Additional Vessel is not delivered to the relevant Additional Guarantor under the relevant Memorandum of Agreement for any reason whatsoever prior to the expiry or termination of that Memorandum of Agreement, such payment to be made at the time of the expiry or termination of the Memorandum of Agreement.

(d)	At any time that amounts due and payable to the Lenders under this Agreement have not been paid, the Facility Agent shall be entitled to apply amounts standing to the credit of the Reserve Account against such amounts that are then due and payable to be applied pro rata against the Commitments of the Lenders.

(e)	During the first twelve months after the date of this Agreement and thereafter upon the request of the Facility Agent (acting upon the instructions of the Majority Lenders) (such request not be made more than twice in any twelve month period), the Borrower must supply to the Facility Agent a Reconciliation Certificate in the form attached at Schedule 9 (signed by either the Borrower’s chief financial officer or chief executive officer) at the same time that the Borrower provides a Compliance Certificate.
14.5	Borrower’s obligations not affected

If for any reason the amount standing to the credit of the Reserve Account shall be insufficient to make any payment of interest when due, the Borrower’s obligation to pay those amounts or to make that payment of interest shall not be affected.

14.6	Restriction on withdrawal

During the term of the Facility, each of the Obligors shall only be permitted to withdraw sums from the Operating Account, the Charter Accounts and the Reserve Account in accordance with the provisions of this Clause 14.
14.7	Release of monies from the Operating Account

At any time during the term of the Facility, Quintana Management shall be entitled to transfer amounts standing to the credit of the Operating Account in order to pay:
(a)	Operating Expenses incurred; and

(b)	Permitted Dividends.
15.	PAYMENTS

15.1	Place
(a)	Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account no. 10963054 with Citibank, N.A., New York or such other account in the United States of America as it may notify to that Party for this purpose by not less than five (5) Business Days’ prior notice.

(b)	Notwithstanding paragraph (a) above, any payment to be made under the Finance Documents by the Facility Agent to a Lender shall be made in accordance with that Lender’s Standing Payment Instruction.
15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution
(a)	The Facility Agent or the Security Trustee may apply any amount received by it from any of the Obligors in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligors under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(b)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

(c)	For the purposes of this Clause 15 Standing Payment Instruction means:
(i)	in relation to a Lender which is a Lender on the date of this Agreement, payment instructions set below the name of that Lender in Schedule 7; or

(ii)	in relation to a Lender which becomes a Lender after the date of this Agreement, payment instructions set out in the Transfer Certificate to which that Lender is a party, or such other payment instructions the Lender may notify to the Facility Agent by not less than five (5) Business Days’ notice.
(d)	If, upon receipt by the Facility Agent of any amount due from any of the Obligors in or towards payment of any amount due to the Finance Parties under the Finance Documents, the Facility Agent fails to make such payment on the date of receipt for value on that date (or, if due to technical reasons it is impossible for the Facility Agent to make such payment on and for value on the date of receipt, on and for value on the next Business Day) then it shall pay to such Finance Party or Finance Parties that overdue amount with interest from the due date up to the date of actual payment and value, both before, on and after judgment. The rate to be applied in respect of such overdue amount shall be calculated at the Facility Agent’s internally derived overnight LIBID rate.
15.4	Currency

All amounts payable under the Finance Documents are payable in Dollars provided always that amounts payable in respect of costs and expenses are payable in the currency in which those costs and expenses are incurred.

15.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without set-off or counterclaim.

15.6	Business Days
(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.
15.7	Partial Payments
(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, then, except to the extent otherwise provided in any Finance Document all the proceeds of the enforcement of the security conferred by the Security Agreements, shall be applied by the Administrative Party towards the obligations of the Obligors under the Finance Documents as follows:

(i)	first, in or towards payment or satisfaction pro rata of all costs, charges, sales taxes, expenses and liabilities incurred and payments made by the Finance Parties (other than any Swap Bank and the Junior Security Trustee) or any receiver and all remuneration payable to the Finance Parties (other than any Swap Bank and the Junior Security Trustee) or any receiver under or pursuant to the Senior Security Documents or which are incurred in relation to a Total Loss or sale of the affected Vessel, including, without limitation, legal expenses, re-instatement costs and any costs incurred in recovering possession of the Security Assets;

(ii)	second, in or towards payment pro rata of any unpaid fees, costs and expenses of the Finance Parties (other than any Swap Bank and the Junior Security Trustee) to the extent not recovered under paragraph (i) above under the this Agreement and the Senior Security Documents;

(iii)	third, in or towards payment pro rata of any accrued due but unpaid interest payable to the Lenders under the this Agreement and the Senior Security Documents;

(iv)	fourth, in or towards payment pro rata of any Break Costs payable to the Lenders due but unpaid under the this Agreement and the Senior Security Documents;

(v)	fifth, in or towards payment pro rata of principal in respect of the Credits and the Senior Security Documents due but unpaid;

(vi)	sixth, in or towards payment pro rata to the Finance Parties (other than any Swap Bank and the Junior Security Trustee) of any other amounts which are due but unpaid by any of the Obligors to any of the Finance Parties (other than any Swap Bank and the Junior Security Trustee) under the Finance Documents in such order as the Facility Agent shall in its absolute discretion determine;

(vii)	seventh, in or towards payment or satisfaction of all costs, charges, expenses and liabilities incurred and payments made by the Junior Security Trustee and any Swap Bank or any receiver and all remuneration payable to the Junior Security Trustee and any Swap Bank or any receiver under or pursuant to the Junior Security Documents including, without limitation, legal expenses, re-instatement costs and any costs incurred in recovering possession of the property the subject of the Junior Security Documents;

(viii)	eighth, in or towards payment pro rata of any unpaid fees, costs and expenses of the Junior Security Trustee and any Swap Bank under the this Agreement, the Junior Security Documents and/or any Swap Agreement;

(ix)	nineth, in or towards payment pro rata of any Break Costs and/or Swap Debt payable to any Swap Bank due but unpaid under any Swap Agreements or any of them;

(x)	tenth, in or towards payment pro rata of other sums due to any Swap Bank under any Swap Agreement and the Junior Security Documents in such order as the Junior Security Trustee shall in its absolute discretion determine; and

(xi)	lastly, the surplus (if any) shall be paid to the Borrower or other relevant Obligor or to any other person entitled to it.

(b)	This Subclause will override any appropriation made by an Obligor.
15.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the relevant Finance Party.

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each of the Guarantors irrevocably, unconditionally and jointly and severally:
(a)	as principal obligor guarantees to each Finance Party punctual performance by the Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever the Borrower does not pay any amount when due under any Finance Document, such Guarantor must immediately on demand by the Facility Agent pay that amount as if they were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party (i) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (ii) by operation of law. The amount of the loss or liability under this indemnity will be equal to the amount that Finance Party would otherwise have been entitled to recover.
16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement
(a)	If any discharge (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantors under this Clause 16 will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
16.4	Waiver of defences

The obligations of the Guarantors under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 (whether or not known to it or any Finance Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.
16.5	Immediate recourse

Each of the Guarantors waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantors under this Clause. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	without affecting the liability of the Guarantors under this Clause:
(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b)	hold in an interest-bearing suspense account any moneys received from the Guarantors or on account of each of the Guarantors’ liability under this Clause.
16.7	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,
the Guarantors shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantors’ liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any of the Obligors or its estate in competition with the Lender; or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any of the Obligors, or exercise any right of set-off as against any of the Obligors.
The Guarantors must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by either of them contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.
16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.	REPRESENTATIONS

17.1	Representations

The representations set out in this Clause are made, unless otherwise stated, by each of the Obligors or (if it so states) any one of them to the Finance Parties.

17.2	Status
(a)	With respect to the Borrower it is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation and with respect to each of the Guarantors it is a limited liability company, duly formed and validly existing under the laws of its jurisdiction of formation.

(b)	It and each of its Subsidiaries, if any, has the power to own its assets and carry on its business as it is being conducted.

(c)	Each of the Guarantors is directly wholly owned by the Borrower.
17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation and is in the proper form for its enforcement in the jurisdiction of its incorporation.
17.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.
17.6	No default
(a)	No Default is outstanding or will result from the execution of, or the performance by it of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.
17.7	Authorisations

Except for the registration of:
(a)	the Mortgages, the Junior Mortgages and the relevant Additional Vessel at the registry of the Approved Flag State;

(b)	any relevant Security Agreement under the Companies Act 1985, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.
17.8	Financial statements

In respect of the Borrower, its audited consolidated financial statements most recently delivered to the Facility Agent (or, until the delivery of the first audited financial statements, the Original Balance Sheet) together with any other financial information supplied to the Facility Agent by the Obligors:
(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements or other information.

17.9	No material adverse change

There has been no material adverse change in the business, condition (financial or otherwise), prospects or operations of the Group, taken as a whole, since the date of this Agreement.

17.10	Litigation

No litigation, investigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against the Obligors or any of them.

17.11	Provision of Information

All information (as supplemented from time to time), other than financial projections which are addressed in the next sentence, that has been or will hereafter be made available to the Finance Parties by the Obligors or any of their representatives in connection with the transactions contemplated hereby, is and will at the time it is provided be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. All financial projections (if any) that have been prepared by the Obligors and made available to the Facility Agent in connection with this Agreement have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realised).

17.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.13	Taxes on payments

All amounts payable by it under the Finance Documents may be made without any Tax Deduction.

17.14	Stamp duties

Except as notified in writing to and accepted by the Facility Agent no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of formation in respect of any Finance Document.

17.15	Environment

Except as may already have been disclosed by the Borrower in writing to the Facility Agent:
(a)	each Guarantor and its Environmental Affiliates have without limitation in all material respects (such determination to be made by the Facility Agent acting in its sole discretion) complied with the provisions of all applicable Environmental Laws in relation to each Vessel;

(b)	each Guarantor and its Environmental Affiliates have obtained all requisite material Environmental Approvals in relation to each Vessel and are in compliance in all material respects with such Environmental Approvals;

(c)	no Guarantor nor any of its Environmental Affiliates has received notice of any Environmental Claim in relation to the relevant Vessel which alleges that such Guarantor is not in compliance in all material respects with applicable Environmental Laws in relation to such Vessel or Environmental Approvals in relation to such Vessel;

(d)	there is no Environmental Claim of the nature referred to in Clause 17.15(c) above in relation to any Vessel pending or threatened; and

(e)	there has been no Release of Hazardous Materials by or in respect of any Vessel of such nature as could lead to the Guarantor or any of its Environmental Affiliates receiving notice of an Environmental Claim pursuant to Clause 17.15(c) above.
17.16	Security Interests
(a)	No Security Interest exists over its or any of its Subsidiary’s assets which would cause a breach of Clause 20.5 (Security Interests).

(b)	No steps have been taken to enforce a Security Interest over its or any of its Subsidiary’s assets.
17.17	Security Assets

Each Owner is solely and absolutely entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is, or will be, a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party.

17.18	ISM Code compliance

Each Owner is in compliance in all material respects with the ISM Code in respect of its Vessel and the Safety Management Certificate relating to such Vessel remains in full force and effect and, as of the relevant Delivery Date, each Additional Guarantor shall be in compliance with the ISM Code in respect of its Additional Vessel.

17.19	ISPS Code Compliance

Each Owner is in compliance in all material respects with the ISPS Code in respect of its Vessel and the International Ship Security Certificate relating to such Vessel remains in full force and effect and, as of the relevant Delivery Date, each Additional Guarantor shall be in compliance with the ISPS Code in respect of its Additional Vessel.

17.20	No amendments to Related Contracts

Other than as notified to and agreed by the Facility Agent in writing, there have been no material amendments to any of the Related Contracts.

17.21	Money Laundering

Any borrowing by the Borrower and the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

17.22	Insolvency
(a)	No Obligor is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts.

(b)	Each Obligor is able to satisfy its financial obligations at such time as they fall due.

(c)	No Obligor, by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(d)	The fair value of the assets of each Obligor is not less than its liabilities (taking into account contingent and prospective liabilities).

(e)	Each Obligor has sufficient capital to carry on its business.

(f)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor.
17.23	Immunity
(a)	The execution by it of each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.
17.24	No adverse consequences
(a)	It is not necessary under the laws of its jurisdiction of formation:
(i)	in order to enable the Facility Agent to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that the Facility Agent should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of formation.

(b)	The Facility Agent will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of formation by reason only of the execution, performance and/or enforcement of any Finance Document.
17.25	Jurisdiction/governing law
(a)	Its:
(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of formation.
(b)	Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of formation, subject to any statutory or other conditions of such jurisdiction.
17.26	Ownership

Legal and beneficial ownership of the entire issued share capital of each of the Guarantors is held by the Borrower and each of the Guarantors has no Subsidiaries.

17.27	Times for making representations
(a)	The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by each Obligor on each Utilisation Date with reference to the circumstances existing at the time of repetition.
18.	INFORMATION COVENANTS

18.1	Financial statements
(a)	The Borrower must supply to the Facility Agent:
(i)	its audited, consolidated, financial statements of the Group for each of its financial years ending after the date hereof; and

(ii)	its interim unaudited quarterly consolidated financial statements for each quarter-year of each of its financial years.
(b)	All financial statements must be in the English language, be supplied as soon as they are available and:
(i)	in the case of audited financial statements, within one hundred and twenty (120) days of the end of the relevant financial period; and

(ii)	in the case of quarterly financial statements, within forty-five (45) days of the end of the relevant financial period.
(c)	The Facility Agent shall send to each Lender all of the financial statements received by it under this Clause 18.1 (Financial statements) within fifteen (15) days of receipt of such financial statements.
18.2	Form of financial statements
(a)	The Borrower must ensure that each set of its financial statements supplied under this Agreement fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up and in accordance with GAAP (subject, in the case of the quarterly financial statements, to normal year end audit adjustments and the absence of footnotes).

(b)	The Borrower must notify the Facility Agent of any change to the basis on which its audited financial statements are prepared.

(c)	If requested by the Facility Agent, the Borrower must supply or procure that the following are supplied to the Facility Agent:
(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties other than the Security Trustee to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.
(d)	If requested by the Facility Agent or any Obligor, each Obligor or the Facility Agent must enter into discussions for a period of not more than thirty (30) days with a view to agreeing any amendments required to be made to this Agreement to place the Finance Parties and the Obligors in the same position as they would have been in if the change had not happened.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, each Obligor must ensure that its auditors certify the changes to the basis on which the financial statements are prepared; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.
18.3	Compliance Certificate
(a)	The Borrower must supply to the Facility Agent a Compliance Certificate in the form attached at Schedule 6 with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)	Each Compliance Certificate supplied by the Borrower with its audited consolidated financial statements must be signed by either its chief financial officer or chief executive officer.

18.4	Access to Books and Records

Upon the request of the Facility Agent, each Obligor shall provide the Facility Agent and any of its representatives, professional advisors and contractors with access to and permit inspection of its books and records, in each case at reasonable times and upon reasonable notice.

18.5	Information — miscellaneous

Each Obligor must supply to the Facility Agent:
(a)	copies of all documents despatched by it to its creditors or shareholders generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which could reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding the financial condition and operations of a Guarantor as the Facility Agent may reasonably request.
18.6	Notification of Default
(a)	Unless the Facility Agent has already been so notified, the Borrower must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	On a quarterly basis the Borrower must supply to the Facility Agent a certificate, signed by an authorised signatory on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.
18.7	Year end

None of the Obligors may change their financial year end.

19.	FINANCIAL COVENANTS

19.1	Definitions

In this Clause:

Consolidated Cash and Cash Equivalents means, as at any date of determination:
(a)	cash in hand or on deposit in the Operating Account, Reserve Account and Charter Accounts;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of the government of the United States of America or the United Kingdom, maturing within one (1) year after the relevant date of calculation;

(c)	time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of two hundred million Dollars (US$200,000,000) which time deposits and certificates of deposit mature within one (1) year after the relevant date of calculation;

(d)	repurchase obligations with a term of not more than ninety (90) days for underlying securities of the type referred to in subclause (b) above entered into with any bank meeting the qualifications specified in subclause (c) above;

(e)	open market commercial paper:
(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the United Kingdom;

(iii)	which matures within one (1) year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by S&P or Fitch or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;
(f)	any other instrument, security or investment approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Indebtedness.

Consolidated EBITDA means the consolidated net income of the Group for a Measurement Period:
(a)	including the net income of a member of the Group or business or assets acquired during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b)	excluding the net income attributable to any member of the Group or to any business or assets sold during that Measurement Period, and all as adjusted by:
(i)	adding back taxation;

(ii)	adding back Consolidated Interest Expenses;

(iii)	taking no account of any extraordinary item;

(iv)	excluding any amount attributable to minority interests;

(v)	adding back depreciation and amortisation; and

(vi)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

Consolidated Interest Coverage Ratio means, as at any date of determination and with respect to any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

Consolidated Interest Expense means all cash interest and cash commitment fees incurred by the Group during a Measurement Period.

Consolidated Net Worth means, as at any date of determination and with respect to any entity, the Net Worth of the Group determined on a consolidated basis in accordance with GAAP with appropriate deductions for any minority interests in Subsidiaries.

Consolidated Total Capitalisation means, as at any date of determination, the sum of Consolidated Total Indebtedness at such time and Consolidated Net Worth at such time.

Consolidated Total Indebtedness means, as at any date of determination, the aggregate stated balance sheet amount of all Financial Indebtedness (including but not limited to all amounts then outstanding under the Loans and all Letters of Credit (whether or not drawn upon)) of the Group on a consolidated basis determined in accordance with GAAP, provided that Financial Indebtedness outstanding pursuant to trade payables and Operating Expenses or pursuant to any instrument referred to in paragraph (f) of the definition of Financial Indebtedness shall be excluded in determining Consolidated Total Indebtedness.

Leverage Ratio means, at any date of determination, the ratio of Consolidated Total Indebtedness on such date less Consolidated Cash and Cash Equivalents held by the Group in excess of the minimum liquidity received pursuant to Clause 19.4 (Minimum Liquidity) to Consolidated Total Capitalisation.

Net Worth means, at any date of determination and with respect to any entity, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholder’s equity, but excluding any treasury stock.

19.2	Definitions
(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with GAAP.

(b)	Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:
(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Borrower, the relevant rates of exchange used by the Borrower in, or in connection with, its financial statements for that period.
(c)	No item must be credited or deducted more than once in any calculation under this Clause.
19.3	Maximum Leverage Ratio

The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter of the Group to be greater than 0.65:1.00.

19.4	Minimum Liquidity

The Borrower will not permit the aggregate of:
(a)	Consolidated Cash and Cash Equivalents held by the Group on the last day of any fiscal quarter of the Group; and

(b)	available undrawn credit facilities (including amounts available to be drawn under this Facility) as of the last day of such fiscal quarter, to be less than the aggregate of five hundred and twenty five thousand Dollars (US$525,000) multiplied by the number of Vessels as of the last day of such fiscal quarter.

19.5	Consolidated Interest Coverage Ratio

For any fiscal quarter of the Group commencing with the fiscal quarter ending on 31st December, 2005, the Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of such fiscal quarter (calculated on a trailing four quarter basis) to be less than 2.0 to 1.00.

Until such time as four quarters of fiscal history for the Group are available to effect the above calculations, the Consolidated Interest Coverage Ratio shall be calculated on a year-to-date basis on the last day of each fiscal quarter of the Group.

19.6	Collateral Maintenance
(a)	The Borrower will not permit the aggregate Market Value of the Vessels to be less than the Required Amount, such test to be determined no more than semi annually as provided in Clause 19.6(c) below, provided that in the event the Facility Agent, acting in accordance with Clause 20.30 (Dividends), requests additional valuations, such test shall be determined no more than quarterly.

(b)	In the event that the Borrower fails to meet the ratio set out in this Clause 19.6, the Borrower shall, within thirty (30) days of notice being given by the Facility Agent so to do, either (i) prepay such amount of the Credits as will ensure that the aggregate of the Market Value of the Vessels is not less than the Required Amount in respect of the Vessels; or (ii) provide or cause to be provided to the Security Trustee additional collateral, such collateral to be in all respects satisfactory to the Facility Agent (acting on the instructions of all Lenders), such that the Required Amount is again met provided that, for the avoidance of doubt, such additional security will be required to have such value (as the Facility Agent then determines to be appropriate) such that the Required Amount is again met.

(c)	Except as provided in the proviso to Clause 19.6(a) when the collateral maintenance test may be effected on no more than a quarterly basis, the Facility Agent shall be entitled to effect such collateral maintenance test on a semi-annual basis and shall base its calculations on the average of the then most recent Valuations provided by two (2) of the Approved Valuers in accordance with Clause 22 (Valuations).

(d)	If any Vessel becomes a Total Loss, it shall, as of the earlier of (i) the date of receipt by the Facility Agent of the proceeds of insurance relating to such Total Loss and (ii) the date falling one hundred and twenty (120) days after the occurrence of the relevant event of Total Loss, cease to be a Vessel for the purposes of this Clause 19.6 unless the underwriters agree to settle any insurance claim in respect or such Vessel for an amount not less than the Market Value of such Vessel within one hundred and twenty (120) days from the occurrence of the event giving rise to such Total Loss, PROVIDED that, if any insurance proceeds or Requisition Compensation are received by either the Security Trustee or the Facility Agent in respect of a Total Loss of such Vessel they shall be applied in accordance with Clause 6.2(b).

(e)	If at any time any Vessel is not insured in accordance with the terms of the Security Documents and this Agreement then, for so long as such Vessel is not insured in accordance with such requirements, such Vessel shall, if the Facility Agent so determines, cease to be deemed a Vessel for the purposes of this Clause 19.6.
Clauses 8.7 and 8.9 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause 19.6(b). Any prepayment made in accordance with this Clause shall be applied pro rata across all of the Loans.

19.7	Consolidated Net Worth

The Borrower will not permit the Consolidated Net Worth of the Group as of the last day of any fiscal quarter of the Group to be less than 80% of two hundred and forty eight million Dollars (US$248,000,000).

20.	GENERAL COVENANTS

20.1	General

Each of the Obligors agrees to be bound by the covenants set out in this Clause relating to it, and, in the case of the Borrower, agrees to procure the performance by the Guarantors of the covenants applicable to them.

20.2	Authorisations

Each Obligor must promptly obtain, maintain and comply, in all material respects, with the terms of any authorisation required under any Applicable Law to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

20.3	Compliance with laws

Each Obligor must comply and must procure that the Managers (with respect to their management agreement) comply in all respects with all Applicable Laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

20.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Security Interests

Neither the Borrower nor the Guarantors shall, and the Guarantors shall procure that the Managers do not, create or permit to subsist any Security Interest over the Obligatory Insurances or any other Security Assets or any Related Contract other than:

(a)	Permitted Security Interests; or

(b)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.6	Issuance of Shares

The Guarantors shall not issue or cause to be issued any new shares other than those shares which are, as at the date of this Agreement, owned by the Borrower, other than those issued to the Borrower and which are secured in favour of the Security Trustee by the Pledges of Shares and the Junior Pledges of Shares.

20.7	Disposals
(a)	Except as provided below, no Obligor may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:
(i)	made in the ordinary course of trading of the disposing entity; or

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	of a Vessel provided that the proceeds of such disposal (net of any commissions payable in connection with such disposal) are applied in accordance with Clause 8.3 (Mandatory prepayment – Sale or Total Loss of a Vessel),
PROVIDED ALWAYS that such disposal shall be on an arm’s length basis and shall not have a Material Adverse Effect in respect of the Obligors.

20.8	No other business, assets or Financial Indebtedness
(a)	The Borrower shall not engage in any business other than the ownership of the Guarantors and activities incidental thereto. Subject to the Pledges of Shares and the Junior Pledges of Shares, the Borrower shall at all times remain the legal and beneficial owner of all of the issued shares in each of the Guarantors.

(b)	No Guarantor (other than Quintana Management) shall engage in any business other than the direct or indirect ownership, operation or chartering of the relevant Vessel and any business incidental thereto nor shall any Guarantor own any asset other than the relevant Vessel and any asset incidental to the ownership, operation and chartering of that Vessel.

(c)	Quintana Management shall not engage in any other business other than the management of the Vessels or any business incidental thereto.

(d)	The Borrower shall be permitted to incur Financial Indebtedness provided that:
(i)	no Event of Default has occurred and is continuing; and

(ii)	incurring such Financial Indebtedness would not cause the Group to be in breach of any of the covenants set out in Clause 19 (Financial Covenants).
(e)	The Guarantors shall not be permitted to incur Financial Indebtedness other than (i) the Financial Indebtedness contemplated by the Finance Documents and the Memoranda of Agreement, (ii) any trade debt, and (iii) any unsecured indebtedness incurred by the Guarantors to the Borrower in connection with the on-lending of the Loans by the Borrower to the Guarantors, and any unsecured indebtedness incurred by Quintana Management to the other Guarantors in connection with the routine operation and management of the Vessels.
20.9	Change of business

Each Obligor must maintain its jurisdiction and place of formation, and keep its constitutional documents, at the address stated opposite its name in Part 1 of Schedule 1, and the Obligors will not establish, or do anything as a result of which it would be deemed to have, a place of formation in any country other than the Republic of the Marshall Islands.

20.10	Mergers

None of the Obligors shall enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-Group re-organisation on a solvent basis or other transaction agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

20.11	Security

Each of the Obligors:
(a)	will procure that the relevant Mortgage is (and with respect to each Additional Vessel, from the relevant Delivery Date will) and continues to be, registered as a first priority mortgage with the registry of the Approved Flag State;

(b)	will procure that the relevant Junior Mortgage is (and with respect to each Additional Vessel, from the relevant Delivery Date will) and continues to be, registered as a second priority mortgage with the registry of the Approved Flag State;

(c)	without prejudice to paragraphs (a) and (b) will procure that the Mortgage and any other security conferred by it under any Senior Security Document is registered as a first priority interest with the relevant authorities and will procure that the Junior Mortgage and any other security conferred by it under any Junior Security Document is registered as a second priority interest with the relevant authorities, in each case within the period prescribed by the Applicable Laws and is maintained and perfected with the relevant authorities;

(d)	will at its own cost, do all that it can to ensure that any Finance Document validly creates the obligations and Security Interests which it purports to create; and

(e)	without limiting the generality of paragraph (a) above, will at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority, pay any stamp, registration or similar tax payable in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Facility Agent, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
20.12	Transactions with affiliated companies
(a)	No Obligor may enter into any transaction with any Affiliate of it unless it is either (i) to comply with any obligations such Obligor may have under the Finance Documents or (ii) on an arm’s length basis and that Affiliate has previously agreed in writing (in a form satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders)) to subordinate to any and all obligations of the Obligors and the rights of the Administrative Parties and the Lenders under the Finance Documents any rights that it may have under such transaction to receive payment in cash or in kind from the relevant Obligor following the occurrence of a Default which is continuing under the terms of this Agreement.

(b)	No Obligor shall grant any credit to, or give any guarantees in respect of the obligations of, any Affiliate unless such transaction has been approved in writing by the Facility Agent (acting on behalf of the Lenders) or has been entered into in order for the relevant Obligor to comply with any obligations such Obligor may have under the Finance Documents.
20.13	Registration of the Vessels
(a)	The Borrower and each Obligor shall:
(i)	procure and maintain the valid and effective permanent registration of the Vessel under the flag of the Republic of the Marshall Islands or another Approved Flag State or, in the case of each Additional Vessel, procure and maintain the valid and effective provisional registration of such Vessel under the flag of the Republic of the Marshall Islands or another Approved Flag State and shall effect permanent registration of such Vessel within two (2) months of the relevant Delivery Date, and shall ensure nothing is done or omitted by which the registration of the Vessels would or might be defeated or imperilled; and

(ii)	subject to (b) and (c) below, not change the name or port of registration of the Vessels without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld or delayed).
(b)	As at the date of this Agreement, each of the Approved Flag States is regarded by the Lenders as an acceptable state of registration, subject to the right of the Lenders to treat such state as not being acceptable in the future by reason of change of legal or political circumstances in such jurisdictions that could reasonably be expected to have an adverse effect on the Finance Parties rights under the Finance Documents or by reason of such jurisdictions ceasing to be acceptable to the relevant classification society of any of the Vessels.

(c)	The Borrower and each Obligor shall provide the Facility Agent with 21 days’ notice of an intention to change the port of registration of any Vessel to another Approved Flag State during which time the Borrower and the relevant Obligor shall provide the Facility Agent with such information as the Facility Agent requires to agree the form of mortgages and the registration steps required in such Approved Flag State and the consent of the Facility Agent pursuant to Clause 20.13(a)(ii) is subject to satisfaction of the conditions precedent that the relevant Guarantor shall sign an agreed form mortgage, such mortgage shall be registered in the Approved Flag State and receipt by the Facility Agent of a legal opinion from counsel in the Approved Flag State in form and substance satisfactory to the Facility Agent.
20.14	Classification and repair

The Borrower and each Guarantor shall:
(a)	ensure that the Vessels are surveyed from time to time as required by the classification society in which the Vessel is for the time being entered and maintain and preserve the Vessel in good working order and repair, ordinary wear and tear excepted, and in any event in such condition as will entitle each to the highest applicable class for vessels of her type and age with an Approved Classification Society, free of all overdue requirements and overdue recommendations of that classification society;

(b)	procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in accordance with Class Rules and requirements in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessels;

(c)	not remove any material part of any of the Vessels, or any item of equipment installed on any of the Vessels unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest (other than a Permitted Security Interest) or any right in favour of any person other than the Security Trustee and becomes on installation on that Vessel the property of the Owner and subject to the security constituted by the relevant Security Document(s) provided that the Owner may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to a Vessel;

(d)	ensure that each Vessel complies in all material respects with all Applicable Laws from time to time applicable to vessels registered under the laws and flag of the Republic of the Marshall Islands or such other Approved Flag State, under which the Vessels may be registered from time to time in accordance with this Agreement; and

(e)	except as required by law or by the relevant Vessel’s classification society, not without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), (such consent not to be unreasonably withheld) cause or permit to be made any substantial change in the structure, type or performance characteristics of any of the Vessels and provide notification of such substantial changes in structure, type or performance characteristics of any of the Vessels to the Facility Agent and furthermore provide confirmation to the Facility Agent that such substantial change in structure, type or performance characteristics of any of the Vessels shall not result in a breach of any covenant under this Agreement.

20.15 Lawful and Safe Operation
The Borrower and each Guarantor shall at all times:
(a)	operate each Vessel and cause each of the Vessels to be operated in a manner consistent in all material respects with any and all laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to that Vessel;

(b)	(unless the relevant Owner (i) is obliged under the terms of any Time Charter to so trade and (ii) has carried out and is complying with the results of its proper due diligence in respect of the safety of the Vessel and crew that would reasonably be expected of a prudent operator of like vessels) not cause or permit any of the Vessels to trade with, or within the territorial waters of any country in which her safety could reasonably be expected to be imperilled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(c)	not cause or permit any of the Vessels to be employed in any manner which will or may give rise to any reasonable degree of likelihood that such Vessel would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)	not cause or permit any of the Vessels to be employed in any trade or business which is forbidden by international law or is illicit or in carrying illicit or prohibited goods;

(e)	in the event of hostilities in any part of the world (whether war be declared or not) not cause or permit any of the Vessels to be employed in carrying any contraband goods or trade in any zone after it has been declared a war zone by any authority or by any of that Vessel’s war risks Insurers unless that Vessel’s Insurers shall have confirmed to the relevant Owner that such Vessel is held covered under the Obligatory Insurances for the voyage(s) in question; and

(f)	not charter any of the Vessels or permit any of the Vessels to serve under any contract of affreightment with any foreign country or national of any foreign country which would be contrary to Applicable Law or would render any Finance Document or the security conferred by the Security Documents unlawful.
20.16 Arrests and Liabilities
The Borrower and each Owner shall at all times:
(a)	pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than liens arising in the ordinary course of operation of any Vessel in each case for amounts the payment of which is not yet due or, if due and payable, is being disputed in good faith by appropriate proceeding (and for the payment of which adequate reserves have been provided or are and continue to be available)) on or claims enforceable against any Vessel and take all reasonable steps to prevent a threatened arrest of the Vessel;

(b)	notify the Facility Agent promptly in writing of the levy of either distress on any Vessel or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use and (save in the case of compulsory acquisition or requisition for title or use) obtain her release within thirty (30) days;

(c)	pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of any Vessel or the relevant Owner except any which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided to the extent required by GAAP); and

(d)	pay and discharge all other obligations and liabilities whatsoever in respect of any Vessel and the Obligatory Insurances.
20.17 Related Contracts
(a)	The Obligors shall not, take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect and shall use all reasonable endeavours to procure that each other party to any Related Contract does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Related Contract to cease to remain in full force and effect.

(b)	The Borrower shall not, and shall procure that the Guarantors shall not, amend or agree to any material amendment to the Related Contracts without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).
20.18 Environment
The Borrower and each Guarantor shall at all times:
(a)	comply in all material respects with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of each Guarantor comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to any of the Vessels or her operation or her carriage of cargo); and

(b)	promptly upon becoming aware of the occurrence of any of the following events, provide to the Facility Agent a certificate of an officer of the relevant Guarantor or of the relevant Guarantor’s agents specifying in detail the nature of the event concerned:
(i)	the receipt by the Guarantor or any Environmental Affiliate (where the Guarantor has knowledge of the receipt) of any Environmental Claim; or

(ii)	any Release of Hazardous Materials.
20.19 Information regarding the Vessels
The Borrower and each Guarantor shall at all times:
(a)	promptly notify the Facility Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in a Vessel being or becoming a Total Loss;

(b)	promptly notify the Facility Agent of any requirement or recommendation made by any Insurer or classification society or by any competent authority which is not complied with in a timely manner;

(c)	promptly notify the Facility Agent of any Environmental Claim being made in connection with any of the Vessels or its operation;

(d)	promptly notify the Facility Agent of any claim for breach of the ISM Code being made in connection with any of the Vessels or its operation;

(e)	promptly notify the Facility Agent of any claim for breach of the ISPS Code being made in connection with any of the Vessels or its operation;

(f)	promptly notify the Facility Agent of any intended dry docking of over thirty (30) days of any of the Vessels;

(g)	give to the Facility Agent from time to time on request such information as the Facility Agent may reasonably require regarding any of the Vessels, her employment, position and engagements;

(h)	provide the Facility Agent with copies of the classification certificate of the Vessels and of all periodic damage or survey reports on any of the Vessels which the Facility Agent may reasonably request;

(i)	promptly furnish the Facility Agent with full information of any casualty or other accident or damage to any of the Vessels involving an amount in excess of one million Dollars (US$1,000,000) (or equivalent):

(j)	give to the Facility Agent and its duly authorised representatives reasonable access to any of the Vessels for the purpose of conducting on board inspections and/or surveys of the Vessel and pay the reasonable expenses incurred by the Facility Agent in connection with the inspections and/or surveys provided that, unless an Event of Default has occurred and is continuing (in which case all such inspections and/or surveys shall be for the cost of the Borrower), only one (1) such inspection and/or survey in respect of each Vessel per year shall take place at the expense of the Borrower, and the Facility Agent shall co-operate with the Borrower and the Owners in respect of the timing for and the place where such surveys take place in order to minimise disruption to the activities of any of the Vessels; and

(k)	if the Facility Agent reasonably believes an Event of Default may have occurred, furnish to the Facility Agent from time to time upon reasonable request certified copies of the ship’s log in respect of any of the Vessels.
20.20 Provision of further information
Each Obligor shall, as soon as practicable following receipt of a request by the Facility Agent, provide the Facility Agent with any additional or further financial or other information relating to any of the Vessels, the Obligatory Insurances or to any other matter relevant to, or to any provision of, a Finance Document which the Facility Agent may reasonably request.

20.21 Management
Each Obligor shall ensure that at all times:
(a)	technical management of the relevant Vessel is performed by a Manager;

(b)	the Manager shall not terminate or materially vary the terms of the Management Agreement or appoint an alternative manager, provided that the relevant Guarantor (as owner of that Vessel) shall be entitled so to do with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); and

(c)	the Manager shall not subcontract its responsibilities for the maintenance and/or operation of any of the Vessels without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).
20.22 Demise Charters
No Obligor shall be permitted to let any of the Vessels on demise charter.
20.23 Scope of Obligatory Insurances
(a)	The Borrower will, and shall procure that each Guarantor shall, in respect of each Vessel:
(i)	keep that Vessel insured in the Required Insurance Amount, in Dollars in the name of the relevant Guarantor or (if the Facility Agent so requires) in the joint names of the relevant Guarantor and the Facility Agent and the Security Trustee without the Facility Agent or the Security Trustee being liable but having the right to pay premiums, through brokers approved by the Facility Agent (acting on the instructions of the Majority Lenders) against fire and usual marine risks (including hull and machinery and Excess Risks) with approved underwriters or insurance companies approved by the Facility Agent (acting on the instructions of the Majority Lenders) and by policies in form and content reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders)

(ii)	at all times after the relevant Delivery Date keep that Vessel insured in the Required Insurance Amount in the same manner as above against war risks (including risks of mines and all risks, whether or not regarded as war risks, London Blocking and Trapping Addendum and Lost Vessel Clause, excepted by the free of capture and seizure Clauses in the standard form of Lloyds marine policy) either:

(A)	with underwriters or insurance companies reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and by policies in form and content reasonably acceptable to the Facility Agent (acting on the instructions of the Majority Lenders); or

(B)	by entering the relevant Vessel in an approved war risks association, and for the avoidance of doubt, such war risks insurance will include protection and indemnity liability up to at least the Required Insurance Amount, excluding any liability in respect of death, injury or damage to crew;

(iii)	keep that Vessel entered in respect of her full value and tonnage in an approved protection and indemnity association against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion not recoverable in case of collision under the running down Clause inserted in the ordinary Lloyds policies), such cover for pollution risks to be for:

(A)	a minimum amount of one million Dollars (US$1,000,000,000) or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of each Vessel with either a protection and indemnity association which is an acceptable member of either the International Group of protection and indemnity associations (or any successor organisation designated by the Facility Agent for this purpose) or the International Group (or such successor organisation) itself; or

(B)	if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of each Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as each respective Vessel; and

(iv)	provided that, if any Vessel has ceased trading or is in lay up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purposes.
20.24 Mortgagee’s interest insurances
The Facility Agent shall, in respect of each Vessel, be entitled from time to time to effect, maintain and renew, in the relevant Required Insurance Amount, and on standard London market terms, through such insurers and in such manner as the Facility Agent (acting on the instructions of the Majority Lenders) may from time to time consider appropriate, a mortgagee’s interest marine insurance providing for the indemnification of the Finance Parties for any Losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Vessel or a liability of a Vessel or a Guarantor, being a loss or damage which is prima facie covered by an Obligatory Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:
(a)	any act or omission on the part of the Borrower or a Guarantor, of any operator or manager of any Vessel or of any officer, employee or agent of the Borrower or a Guarantor or of any such person, including any breach of warranty or condition or any non-disclosure relating to such Obligatory Insurance;

(b)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Guarantor or any other person referred to in paragraph (a) above, or of any officer, employee or agent of the Borrower or a Guarantor or of such a person, including the casting away or damaging of any Vessel and/or any Vessel being unseaworthy; and/or

(c)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing,

and the Borrower shall upon demand fully indemnify the Facility Agent in respect of all premiums which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
20.25 Obligatory Insurances
Without prejudice to its obligations under Clause 20.23 (Scope of Obligatory Insurances), the Borrower shall not and shall procure that each Guarantor will:
(a)	not without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders) alter any Obligatory Insurance nor make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)	not cause or permit any Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Obligatory Insurance or to be engaged in any voyage or to carry any cargo not permitted by any Obligatory Insurances without first covering the relevant Vessel in the Required Insurance Amount and her freights for an amount approved by the Facility Agent (acting on the instructions of the Majority Lenders) in Dollars or another approved currency with the Insurers;

(c)	duly and punctually pay when due all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(d)	renew all Obligatory Insurances at least fourteen (14) days before the relevant policies or contracts expire and procure that the approved brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Facility Agent as and when each renewal is effected;

(e)	forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Facility Agent stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (c) above;

(f)	not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Facility Agent (acting on the instructions of the Majority Lenders) is satisfied that such release, settlement compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Finance Document;

(g)	arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;

(h)	procure that the interest of the Facility Agent and/or the Security Trustee is noted on all policies of insurance and, as the case may be, all policies of reinsurance;

(i)	procure that a loss payee provision in the form scheduled to the General Assignment, and reflecting the provisions of Clause 20.26 (Application of Insurance Proceeds) is endorsed on all policies of insurance and reinsurance, as the case may be;

(j)	obtain from the relevant insurance brokers, reinsurance brokers and P&I Club letters and undertakings in the forms scheduled to the General Assignment; and

(k)	in the event that a Guarantor receives payment of any moneys under the General Assignment, save as provided in the loss payable clause scheduled to the General Assignment, forthwith pay over the same to the Facility Agent and until paid over such moneys shall be held in trust for the Facility Agent by the Borrower, or as the case may be, the relevant Guarantor.
20.26 Application of Insurance Proceeds
(a)	All sums receivable in respect of the Obligatory Insurances after the occurrence and during the continuance of an Event of Default shall be paid to the Facility Agent and the Facility Agent shall apply them in accordance with Clause 15.7.

(b)	Subject to paragraph (a) above:
(i)	each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds one million Dollars (US$1,000,000) (or its equivalent)), other than in respect of protection and indemnity risk insurances, shall be paid to the Facility Agent; and

(ii)	the insurance moneys received by the Facility Agent in respect of any such major casualty shall be paid:

(A)	to the person to whom the relevant liability shall have been incurred; or

(B)	upon a Guarantor furnishing evidence satisfactory to the Facility Agent that all loss and damage resulting from the casualty has been properly made good and repaired or, as the case may be, that a contract has been entered into for the repair or reinstatement of the loss or damage, to the relevant Guarantor or, at the option of the Facility Agent, to the person by whom any repairs have been or (upon receipt of evidence satisfactory to the Facility Agent that the relevant repairs are being performed under the relevant contract with such person) are being or to be effected.

(iii)	The receipt by any such person referred to in paragraph (A) and (B) of paragraph (ii) above shall be a full and sufficient discharge of the same to the Facility Agent.
(c)	Subject to paragraph (a) above, each sum receivable in respect of the Obligatory Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed one million Dollars (US$1,000,000) or its equivalent shall be paid in full to the relevant Guarantor or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected.

(d)	Subject to paragraph (a) above, each sum receivable in respect of protection and indemnity risk Obligatory Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the relevant Guarantor in reimbursement to it of moneys expended in satisfaction of such liability.

(e)	Notwithstanding any other provision in this Clause 20.26, all sums receivable in respect of Obligatory Insurances relating to a Total Loss shall be applied in accordance with Clause 6.2(b)).

20.27 Power of Facility Agent to Insure
If the Borrower or a Guarantor fails to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Facility Agent to effect and keep in force insurance or insurances in the amounts required under this Agreement and entries in a protection and indemnity association or club and, if it deems necessary or expedient, to insure the war risks upon any Vessel, and the Borrower will reimburse the Facility Agent for the costs of so doing.
20.28 ISM Code
     The Borrower will, and shall procure that the relevant Guarantor and the Manager shall:
(a)	comply, and be responsible for compliance by itself and by such Guarantor’s Vessel, with the ISM Code;

(b)	ensure that:
(i)	such Vessel has a valid Safety Management Certificate (as defined in the ISM Code);

(ii)	such Vessel is subject to a safety management system (as defined in the ISM Code) which complies with the ISM Code; and

(iii)	there is a valid Document of Compliance (as defined in the ISM Code) for such Vessel, which is held on board the Vessel, and shall deliver to the Facility Agent a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the relevant Vessel, in each case duly certified by an officer of the Guarantor of such Vessel;

(c)	promptly notify the Facility Agent of any actual or, upon becoming aware of the same, threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d)	promptly notify the Facility Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e)	promptly upon becoming aware of the same notify the Facility Agent of the occurrence of any accident or major non-conformity (as defined in the ISM Code) requiring action under the ISM Code.
20.29 ISPS Code
     The Borrower will, and shall procure that the relevant Guarantor and the Manager shall:
(a)	comply and be responsible for compliance by itself and by such Guarantor’s Vessel with the ISPS Code;

(b)	ensure that:
(i)	such Vessel has a valid International Ship Security Certificate;

(ii)	such Vessel’s security system and its associated security equipment comply with section 19.1 of Part A of the ISPS Code;

(iii)	such Vessel’s security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(iv)	an approved ship security plan is in place.
20.30 Dividends
(a)	The Borrower shall not be permitted to pay dividends or make any other distribution (whether by loan or otherwise) to its shareholders, unless
(i)	at the time such dividend is declared or paid it has available surplus funds which, under Applicable Law and accounting principles in its jurisdiction of formation it is entitled to distribute as dividends;

(ii)	at the time such dividend is declared or paid no Event of Default has occurred and is continuing or would occur as a result of the payment of such dividends or other distributions;

(iii)	at the time such dividends or distributions are declared, the aggregate Market Value of the Vessels is not less than the Required Amount; and

(iv)	such dividends or distributions together with the aggregate amount of all other dividends and distributions made by the Borrower since the date of this Agreement do not exceed sixty five per cent. (65%) of the Borrower’s Free Cash Flow for the period (taken as one accounting period) from July 1, 2005 to the end of the fiscal quarter of the Borrower most recently ended prior to the date of such dividend or distribution, and Borrower’s Free Cash Flow means with respect to any period, the Borrower’s Consolidated EBITDA for such period less the sum of (i) Consolidated Interest Expense for such period, (ii) principal payments on any Financial Indebtedness during such period (provided that, in the case of any principal repayment of a revolving credit facility, only principal payments resulting in a permanent reduction of such facility shall be included for this purpose), (iii) cash taxes paid during such period, and (iv) capital expenditures made during such period including, for the avoidance of doubt, expenditure on dry-docking.

(b)	For the purposes of determining compliance with Clause 20.30(a) above, the Facility Agent may, in its sole discretion:
(i)	utilise the most recent semi-annual valuations delivered to the Facility Agent in accordance with Clause 22 (Valuation); or

(ii)	request the delivery of new valuations, such valuations to be procured in accordance with Clause 22 (Valuation) and to be at the expense of the Borrower,
PROVIDED ALWAYS THAT, for the avoidance of doubt, a request by the Facility Agent for new valuations for the purposes of this Clause 20.30(b) shall not prohibit the Facility Agent from requesting further semi-annual valuations in accordance with Clause 22 (Valuation) as long as the most recently performed valuation pursuant to this Clause 20.30 was performed more than one month prior to such request and so long as the Facility Agent has not received more than four (4) valuations in respect of each Vessel in any calendar year.
20.31 Hedging strategy
The Borrower will enter into hedging arrangements from time to time as it deems appropriate. If the Borrower enters into any Swap Agreement with a Swap Bank it shall at the same time enter into the Subordination Deed and the Junior Security Documents in the form appended to this Agreement.
21. SUBSTITUTION
(a)	The Borrower may, at any time following a sale or Total Loss of a Vessel, request the substitution of that Vessel by a replacement vessel. The replacement vessel shall be required to be:
(i)	as at the time of substitution, of at least equal value to the Vessel which is being replaced, such valuation to be conducted in accordance with Clause 22 (Valuations) and have been conducted no more than forty five (45) days prior to the Substitution Date (as defined below);

(ii)	a dry bulk carrier which is less than ten (10) years of age as at the Substitution Date (as defined below); and

(iii)	with the same or a similar remaining useful life as the Vessel, such determinations to be made in the sole discretion of the Facility Agent acting on behalf of the Lenders (the Replacement Vessel).

(b)	Any such request by the Borrower pursuant to Clause 21(a) above (the Replacement Request) shall be made to the Facility Agent in writing at least thirty (30) Business Days prior to the proposed date of substitution (the Substitution Date) and shall be accompanied by evidence of compliance by the Borrower of the conditions specified in Clause 21(a).

(c)	Subject to satisfaction of the above conditions in full, the Facility Agent shall be required to agree to a Replacement Request provided that:
(i)	the Facility Agent has received in writing confirmation from the Majority Lenders consenting to the Replacement Request (and the Lenders agree that such confirmation shall be provided as long as the conditions specified in Clause 21(a) have been satisfied); and

(ii)	as at the date of either the Replacement Request or the Substitution Date, no Default or Event of Default is outstanding; and

(iii)	there are no adverse tax, credit or other relevant implications which, in the opinion of the Facility Agent, may arise as a result of the substitution;

(iv)	the Facility Agent has received a survey in respect of the Replacement Vessel, conducted in accordance with the Facility Agent’s instructions;

(v)	the Facility Agent has received evidence in form and substance satisfactory to it that the Replacement Vessel is registered with an Approved Flag State in the name of a Guarantor; and

(vi)	on or prior to the Substitution Date, the Obligors will have executed (and where, relevant, registered) equivalent Security Documents in relation to the Replacement Vessel, including but not limited to a Mortgage and a Junior Mortgage, a General Assignment, a Junior General Assignment, and such other security documents as the Facility Agent may in its sole discretion determine appropriate in order to place the Finance Parties in substantially the same position in all respects (mutatis mutandis) as they would have been in prior to the Substitution Date.
(d)	Each of the Obligors agrees that following a Replacement Request it will duly execute and deliver such further documents and instruments and take such further action as the Facility Agent requests in order to effect the Replacement Request.

(e)	Each of the Facility Agent and the Borrower agree and confirm that the costs in connection with the Replacement Request (including but not limited to the costs of any legal advisers and any costs incurred in valuing and surveying the Replacement Vessel) shall be for the account of the Borrower.
22. VALUATION
22.1 Valuation
     For the purposes of this Clause 22:
(a)	the market value of any Vessel shall be the average of two (2) valuations certified in Dollars and carried out by two (2) Approved Valuers, reporting to the Facility Agent on the basis of sale for prompt delivery of the Vessel for cash (free of Security Interests), on a without charter basis and at arm’s-length on normal commercial terms as between willing seller and buyer;

(b)	in the case of (a) above, there shall be deducted from any value or valuation an amount equal to the amount which is owing or might become owing and which is secured on such Vessel by any prior or equal ranking Security Interest (other than in favour of the Facility Agent to secure the Secured Liabilities).
22.2 Delivery of Valuations
(a)	The Borrower will procure one (1) valuation relating to each of the Vessels within each consecutive six (6) month period (the first such period commencing on the date of this Agreement) and provide such valuation to the Facility Agent on a date on which the Facility Agent is required to be provided with a quarterly Compliance Certificate, such valuation to be prepared in accordance with Clause 22.1 (Valuation).

(b)	The Borrower will procure in favour of the Facility Agent and the Approved Valuer, as applicable, all such information, facilities and rights of inspection as they may reasonably (having regard to the use and operation of the Vessel) require in order to effect such valuations.

(c)	All valuations shall be at the expense of the relevant Owner.

(d)	In the event that such valuation shows that the relevant Required Amount is not satisfied as required under Clause 19.6, then the provisions of that Clause shall apply.

(e)	If an Event of Default has occurred and is continuing, the Borrower shall be liable to pay for any and all appraisals by Approved Valuers prepared in accordance with Clause 22.1(a) at the time or times required by the Facility Agent.

(f)	Any valuation under this Clause 22 shall be binding and conclusive (save for manifest error).

(g)	The Facility Agent shall not be entitled to receive more than four (4) valuations in accordance with this Agreement in respect of each Vessel per calendar year.
23. DEFAULT
23.1 Events of Default
Each of the events set out in this Clause is an Event of Default.
23.2 Non-payment
An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:
(a)	is caused by technical or administrative error; and

(b)	is remedied within three (3) Business Days of the due date.
23.3 Breach of other obligations
(a)	An Obligor does not comply with any term of Clause 19 (Financial Covenants) or Clause 20 (General Covenants), unless the non-compliance:
(i)	is capable of remedy and provided such non-compliance does not have a Material Adverse Effect; and

(ii)	is remedied within thirty (30) days of the occurrence of the non-compliance.
The Obligors acknowledge that for the purposes of paragraph (i) above, non-compliance with the following provisions of this Agreement shall not be capable of remedy:
(A)	Clause 20.11(a) and 20.11(b) (Security);

(B)	Clause 20.13(a)(i) (Registration of Vessels);

(C)	Clause 20.23(a)(i), (ii) and (iii) (Scope of Obligatory Insurances); and

(D)	Clause 19 (Financial Covenants).

(b)	Any Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause which the Facility Agent (acting on the instructions of the Majority Lenders) considers to be material, unless the non-compliance:
(i)	is capable of remedy; and

(ii)	is remedied within thirty (30) days of the occurrence of the non-compliance.
23.4 Misrepresentation
A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any respect which the Facility Agent (acting on the instructions of the Majority Lenders) considers to be material when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:
(a)	are capable of remedy; and

(b)	are remedied within thirty (30) days of the occurrence of the misrepresentation.
23.5 Cross-default
Any of the following occurs in respect of any Obligor:
(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:
(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is then capable (as the result of a then existing default) of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described) and after the expiry of any applicable grace period; or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described), unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than two million five hundred thousand Dollars (US$2,500,000) or its equivalent.

23.6 Insolvency
Any of the following occurs in respect of an Obligor:
(a)	it is, or is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so other than where such debts are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves or security are at the relevant time maintained or provided to the extent required by GAAP);

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or adjustment of any of its indebtedness;

(e)	a moratorium is declared in respect of any of its indebtedness; or

(f)	any steps are taken to enforce a Security Interest other than a Permitted Security Interest.
If a moratorium occurs in respect of any Obligor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.
23.7 Insolvency proceedings
(a)	Except as provided in paragraph (b) below, any of the following occurs in respect of an Obligor:
(i)	any step is taken with a view to a moratorium, a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court for its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a frivolous or vexatious petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within twenty-one (21) days.
23.8 Creditors’ process
Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor having an aggregate value of two million five hundred thousand Dollars (US$2,500,000) or its equivalent, and is not discharged within twenty-one (21) days.
23.9 Cessation of business
An Obligor ceases, or threatens to cease, to carry on business except as a result of any disposal not prohibited under this Agreement.
23.10 Failure to pay final judgment
An Obligor fails to comply with or pay any sum due from it under any final judgment or any final order (which, if capable of being appealed, is not appealed within the time limit allowed by law) made or given by any court of competent jurisdiction, which is in excess of two million five hundred thousand Dollars (US$2,500,000).
23.11 Effectiveness of Finance Documents
(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents which the Facility Agent (acting on the instructions of the Majority Lenders) considers material.

(b)	Any Finance Document is not effective or is alleged by any Party (other than a Finance Party, an Obligor or the Account Bank) to be ineffective for any reason and in any respect which the Facility Agent (acting on the instructions of the Majority Lenders) considers to be material.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(d)	Any Party (other than a Finance Party or the Account Bank) repudiates any material provision of a Finance Document or evidences an intention to repudiate any material provision of a Finance Document.
23.12 Invalidity of Security Documents
Any of the Security Documents ceases to be valid or any of those Security Documents creating a Security Interest in favour of the Security Trustee ceases to provide a perfected first priority security interest or, as the context may require, a perfected second priority security interest, in each case in favour of the Security Trustee.
23.13 ERISA
(a)	Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or

Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(l) thereof) and an event described in sub-section .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made; the Borrower, the Obligors or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or the Borrower, or any of the Obligors, has incurred or is reasonably likely to incur retiree medical liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or 4980B of the Code);

(b)	there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and

(c)	such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect.
23.14 Acceleration
(a)	If an Event of Default is outstanding, the Facility Agent may (and if the Majority Lenders so instruct it, shall), by notice to the Borrower:
(i)	cancel the undrawn, uncancelled amount of the Maximum Facility Amount; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents (other than any Swap Agreement and the Junior Security Documents) are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent.
(b)	If an Event of Default is outstanding in accordance with the provisions of Clause 23.2, 23.7, 23.9 or 23.10 but upon which the Majority Lenders do not instruct the Facility Agent to act in the manner detailed in either paragraph (i) or (ii) above, after a period of fourteen (14) days plus the expiry of the relevant grace period, the Facility Agent shall thereafter be entitled to act in accordance with paragraphs (i) and (ii) above unless otherwise instructed by the Majority Lenders.
Any notice given under this Subclause will take effect in accordance with its terms.

24. SECURITY
24.1 Security Trustee as trustee
Unless expressly provided to the contrary herein or in any Finance Document and except as otherwise required by Applicable Law, the Security Trustee holds any security created by a Senior Security Document on trust for the Finance Parties (other than any Swap Bank), or, as the case may be, the relevant Finance Parties specified in the relevant Senior Security Document.
24.2 Responsibility
The Security Trustee is not liable or responsible to any other Finance Party for:
(a)	any failure in perfecting or protecting the security created by any Senior Security Document;

(b)	any other action taken or not taken by it in connection with any Senior Security Document, unless directly caused by its gross negligence or wilful misconduct.
24.3 Title
The Security Trustee may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Senior Security Document.
24.4 Possession of documents
The Security Trustee is not obliged to hold in its own possession any Senior Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Senior Security Document. Without prejudice to the above, the Security Trustee may allow any bank providing safe custody services or any professional adviser to the Administrative Parties to retain any of those documents in its possession.
24.5 Investments
All moneys received by the Security Trustee under a Senior Security Document shall be paid to the Facility Agent who shall deal with the moneys in accordance with the terms of this Agreement and the Subordination Deed. Any such moneys will until utilised, be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent (acting on the instructions of the Majority Lenders). Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.
24.6 Approval
Each Finance Party:
(a)	confirms its approval of each Senior Security Document; and

(b)	authorises and directs the Security Trustee to execute and enforce the Senior Security Documents as trustee (or agent) or as otherwise provided.

24.7 Enforcement of Security
(a)	All instructions to the Security Trustee to enforce any Senior Security Document shall be given through (and only through) the Facility Agent in accordance with this Clause 24.7 (Enforcement of Security). The Security Trustee may refrain from acting, exercising any right, power or discretion under any Senior Security Document unless and until instructed by the Facility Agent as to whether or not such right, power or discretion is to be exercised, and if it is to be exercised, as to the manner in which it should be exercised.

(b)	The Facility Agent shall instruct the Security Trustee to enforce any of the Senior Security Documents if:
(i)	an Event of Default has occurred and is continuing; and

(ii)	the Majority Lenders have voted in favour of such action,
but the Security Trustee shall not enquire as to whether such requirements have been satisfied.
(c)	Upon receipt of instructions in accordance with paragraph (b) above from the Facility Agent but subject to Clause 25.11 (Indemnities), the Security Trustee shall enforce any of the rights and powers that the Finance Parties may have under all or any of the Senior Security Documents in accordance with this Agreement. If instructed by the Facility Agent due to legal requirements, the Security Trustee shall instruct each other Finance Party which is a party to a Senior Security Document to do likewise, whereupon each such Finance Party will so enforce the Senior Security Documents to which it is a party in accordance with the instructions of the Security Trustee.
24.8 Manner of enforcement
(a)	If the Security Trustee is instructed to enforce any Senior Security Document then, subject always to the provisions of the Subordination Deed, it may do so in such manner as it, in its absolute discretion, sees fit and solely having regard to the interests of the Finance Parties as a whole (or, as the case may be, those Finance Parties on whose behalf it is holding that Senior Security Document) and without having regard to the interests of any individual Finance Party.

(b)	Notwithstanding the provisions of Clause 24.8(a), to the extent that the Security Trustee is instructed to enforce any Senior Security Document, it may refrain from doing in a jurisdiction, if in its opinion, based on legal advice obtained from that jurisdiction, enforcement of the Senior Security Document;
(i)	would be contrary to any law of that jurisdiction and to the extent applicable, to the laws of England and Wales;

(ii)	would render it liable to any person in that jurisdiction or in England and Wales;

(iii)	would not be available to the Security Trustee by virtue of any applicable law in that jurisdiction or in England and Wales; or

(iv)	was deemed or determined by any court or other competent authority in that jurisdiction or in England and Wales to be ultra vires the powers of the Security Trustee.

(c)	If any Finance Party is instructed by the Security Trustee due to legal requirements to enforce the security conferred by the Senior Security Documents it will do so in accordance with the instructions of the Security Trustee. In giving such instructions the Security Trustee shall act in accordance with this Agreement and having regard to the interests of the Finance Parties as a whole (or, as the case may be, those Finance Parties on whose behalf it is holding that Senior Security Document) and without having regard to the interests of any individual Finance Party.
24.9 Release of security
(a)	If a disposal of any asset subject to security created by a Senior Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:
(i)	the Majority Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)	the disposal is being made at the request of the Facility Agent or the Security Trustee in circumstances where any security created by the Senior Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Senior Security Document, and, in any such case the Facility Agent is satisfied that the Credits will be prepaid in full in accordance with Clause 8.3(a)(i) at the time of the disposal or it is a disposal within Clause 20.7(b), then the asset being disposed of will be released from any security over it created by a Senior Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).
(b)	Following the Final Maturity Date, if the Credits have been irrevocably and unconditionally repaid in full to the satisfaction of the Finance Parties then the Mortgages over the Vessels and the Security Interests over any other Security Assets shall be released, such release to be at the expense of the Borrower.

(c)	If the Facility Agent is satisfied that a release is allowed under this Subclause, the Security Trustee must execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Trustee to execute any such document.
24.10 Co-security Agent
(a)	The Security Trustee may appoint a separate security agent or a co-security agent or co-security trustee in any jurisdiction outside the United States of America:
(i)	if the Security Trustee considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.
(b)	Any appointment under this Subclause will only be effective if the security agent or co-security agent or co-security trustee confirms to the Security Trustee and the Borrower in form and substance satisfactory to the Security Trustee that it is bound by the terms of this Agreement as if it were the Security Trustee.

(c)	The Security Trustee may remove any security agent or co-security agent or co-security trustee appointed by it and may appoint a new security agent or co-security agent in its place.

(d)	The Borrower must pay to the Security Trustee any reasonable remuneration paid by the Security Trustee to any security agent or co-security agent or co-security trustee appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent or co-security trustee.
25. THE ADMINISTRATIVE PARTIES
25.1 Appointment of the Facility Agent and duties of the Facility Agent and the Security Trustee
(a)	Each Finance Party (other than the Facility Agent and the Security Trustee) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents (other than any Swap Agreement and the Junior Security Documents).

(b)	Each Finance Party irrevocably authorises each of the Facility Agent and the Security Trustee to:
(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents (other than any Swap Agreement and the Junior Security Documents), together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document (other than any Swap Agreement and the Junior Security Documents) expressed to be executed by the Facility Agent or as the case may be, the Security Trustee.
(c)	Each of the Facility Agent and the Security Trustee has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

(d)	Notwithstanding the terms of any Senior Security Document, the Security Trustee will only exercise any of its powers, rights and discretions if so instructed by the Facility Agent.
25.2 Role of the Arrangers
Except as specifically provided in the Finance Documents, the Arrangers in their capacity as Arrangers have no obligations of any kind to any other Party in connection with any Finance Document.

25.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party other than the Security Trustee need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

25.4	Individual position of an Administrative Party
(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party and any Affiliate of each Administrative Party may:
(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.
25.5	Reliance

Each of Facility Agent and the Security Trustee may:
(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent or, as the case may be, the Security Trustee);

(d)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify and shall be protected by the provisions of Clause 24.11 (Indemnities) in such reliance; and

(e)	the Security Trustee may refrain from acting, exercising any right, power or discretion under any Finance Document (other than any Swap Agreement and the Junior Security Documents) unless and until instructed by the Facility Agent as to whether or not such right, power or discretion is to be exercised and if it is to be exercised, as to the manner in which it should be exercised;

(f)	the Security Trustee may refrain from acting in accordance with the instructions of the Facility Agent or otherwise beginning any legal action or proceedings arising out of or in connection with any Finance Document (other than any Swap Agreement and the Junior Security Documents) until it shall have received such security and/or indemnity as it may reasonably require (in advance or in payment) for all costs, claims, losses, expenses (including legal fees) and liabilities and costs which it will incur or may expend in complying with such instructions;

(g)	act under the Finance Documents (other than any Swap Agreement and the Junior Security Documents) through its personnel and agents.
25.6	Majority Lenders’ instructions
(a)	Each of the Facility Agent and the Security Trustee is fully protected if it acts on the instructions of the Majority Lenders or (in the case of the Security Trustee) the Facility Agent in the exercise of any right, power or discretion or any matter not otherwise expressly provided for in the Finance Documents (other than any Swap Agreement and the Junior Security Documents). Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, then unless the Finance Documents (other than any Swap Agreement and the Junior Security Documents) expressly provide that the Facility Agent or, as the case may be, the Security Trustee acts on the instructions of the Majority Lenders in exercising the relevant right, power or discretion, the Facility Agent or, as the case may be, the Security Trustee may act as it considers to be in the best interests of all the Lenders.

(b)	Each Lender acknowledges and confirms that, unless expressly provided for to the contrary in the Finance Documents (other than any Swap Agreement and the Junior Security Documents), it shall act in a reasonable manner when reaching any decision as to the exercise or non-exercise of any right, power or discretion by the Facility Agent.

(c)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(d)	Neither the Facility Agent nor the Security Trustee is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings in connection with any Finance Document (other than any Swap Agreement and the Junior Security Documents).

(e)	The Facility Agent or, as the case may be, the Security Trustee may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.
25.7	Responsibility
(a)	No Finance Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:
(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.
(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.
25.8	Exclusion of liability
(a)	Neither the Facility Agent nor the Security Trustee is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent and the Security Trustee respectively) may take any proceedings against any officer, employee or agent of the Facility Agent (or the Security Trustee, as the case may be) in respect of any claim it might have against the Facility Agent or the Security Trustee (as the case may be) or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	Neither the Facility Agent nor the Security Trustee is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Trustee if the Facility Agent, or, as the case may be, the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or the Security Trustee for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.
(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.
25.9	Default
(a)	Neither the Facility Agent nor the Security Trustee is obliged to monitor or enquire whether a Default has occurred. Neither the Facility Agent nor the Security Trustee is deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent or the Security Trustee:
(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent and/or the Security Trustee and/or the Arranger) under this Agreement,

it must promptly notify the other Finance Parties.
25.10	Information
(a)	Both the Facility Agent and the Security Trustee must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent or, as the case may be, the Security Trustee, by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, neither the Facility Agent nor the Security Trustee has any duty:
(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.
(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	Neither the Facility Agent nor the Security Trustee is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent and the Security Trustee to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent or, as the case may be, the Security Trustee.
25.11	Indemnities
(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each of the Facility Agent and the Security Trustee for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, or any loss or liability incurred by the Security Trustee in acting as the Security Trustee or in respect of its role as Security Trustee, except to the extent that the loss or liability is caused by the Facility Agent’s or the Security Trustee’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

25.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

25.13	Resignation of the Facility Agent or the Security Trustee
(a)	Either of the Facility Agent or the Security Trustee may resign by giving written notice to the Lenders and the Borrower, in which case the Majority Lenders shall appoint a successor facility agent or, as the case may be a successor security trustee of which the Borrower approves, such approval not to be unreasonably withheld or delayed.

(b)	If no successor facility agent or, as the case may be, successor security trustee has been appointed under paragraph (a) above within thirty (30) days after notice of resignation was given, the Facility Agent or, as the case may be Security Trustee may appoint a successor facility agent or, as the case may be a successor security trustee.

(c)	The resignation of the Facility Agent or, as the case may be Security Trustee and the appointment of any successor facility agent or, as the case may be the successor security trustee will both become effective only when the successor facility agent or, as the case may be the successor security trustee notifies all the Parties that it accepts its appointment. On giving the notification, the successor facility agent or, as the case may be the successor security trustee will succeed to the position of the Facility Agent or, as the case may be the Security Trustee and the term Facility Agent or, as the case may be, Security Trustee will mean the successor facility agent or, as the case may be, successor security trustee.

(d)	The retiring Facility Agent or, as the case may be the Security Trustee must, at its own cost, make available to the successor Facility Agent or, as the case may be the successor Security Trustee such documents and records and provide such assistance as the successor Facility Agent or, as the case may be the successor Security Trustee may reasonably request for the purposes of transferring its functions as the Facility Agent or, as the case may be the Security Trustee under the Finance Documents.

(e)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent or, as the case may be the retiring Security Trustee in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent or, as the case may be the Security Trustee, and, subject to paragraph (d) above, it will have no further obligations under any Finance Document.

(f)	The Majority Lenders may, by notice to the Facility Agent or, as the case may be the Security Trustee, require it to resign under paragraph (a) above.
25.14	Relationship with Lenders
(a)	Each of the Facility Agent and the Security Trustee may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.
25.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent or, as the case may be the Security Trustee, the Facility Agent or, as the case may be the Security Trustee may, at its discretion, accept a shorter notice period.

25.16	Survival

The provisions of this Clause 25 shall survive the termination of this Agreement and shall remain for the benefit of the Security Trustee even after its resignation under the terms of this Agreement.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are conclusive (save for manifest error) evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings and the Facility Agent will maintain separate accounts for each Loan.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

27.	FEES

27.1	Commitment fee

The Borrower must pay a commitment fee calculated at the rate of zero point three seven five per cent. (0.375%) per annum on the undrawn, uncancelled amount of the Total Commitments to the Facility Agent for and on behalf of the Lenders. The commitment fee shall accrue from the date of this Agreement and shall be payable quarterly in arrears. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date that its Commitment is cancelled and its share in the Credits prepaid or repaid in full.

27.2	Underwriting and structuring fee

The Borrower must pay to the Arranger underwriting and structuring fees in the manner agreed in a Fee Letter between the Arranger, the Facility Agent and the Borrower.

27.3	Agency and Security Trustee fee

The Borrower must pay to the Facility Agent and the Security Trustee an agency and security trustee fee in the manner agreed in a Fee Letter between the Arranger, the Facility Agent and the Borrower.

27.4	Refund of fees

The fees referred to in this Clause 27 and the Fee Letters (including but not limited to any fees payable in respect of Letters of Credit) shall not be refunded under any circumstances whatsoever once they have been paid.

28.	INDEMNITIES AND BREAK COSTS

28.1	Currency indemnity
(a)	Each of the Obligors shall, as an independent obligation and within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:
(i)	the Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
28.2	Other indemnities
(a)	Each of the Obligors shall, as an independent obligation and within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	(other than by reason of gross negligence or default by that Finance Party) a Loan (or part of a Loan) not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid on the date and in the amount specified under a notice of prepayment.
The liability of the Obligors in each case includes any cost, loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	Each Obligor must indemnify against any cost, loss or liability incurred by any Finance Party as a result of:
(i)	investigating any event which that Finance Party reasonably believes to be a Default; or

(ii)	acting or relying on any notice of an Obligor which that Finance Party reasonably believes to be genuine, correct and appropriately authorised.
(c)	Each Obligor must indemnify and agree to hold harmless the Finance Parties and in each case, each of its and their Affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an Indemnified Party) from and against any Losses, joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Finance Documents or the Related Contracts (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Facility. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by an Obligor, the shareholders of an Obligor or the creditors of an Obligor, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

(d)	Each Obligor must indemnify and hold each Finance Party harmless on a full indemnity basis, from and against each and every Loss:
(i)	arising directly or indirectly out of or in any way connected with the ownership, possession, performance, transportation, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, delivery, acceptance, leasing, sub-leasing, chartering, insurance, maintenance, repair, service, modification, refurbishment, drydocking, survey, conversion, overhaul, replacement, removal, repossession, return, redelivery, storage, sale, disposal, the complete or partial removal, decommissioning, making safe, destruction, abandonment or loss by any of the Owners or any other person of any of the Vessels or caused by any of the Vessels becoming a wreck or an obstruction to navigation, whether or not such liability may be attributable to any defect in any of the Vessels or to the design, construction or use thereof or from any maintenance, service, repair, drydocking, overhaul, inspection or for any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise and whether or not any of the Vessels (or any part thereof) is in possession or control of the relevant Owner or the Manager or any other person and whether or not the same is in United Kingdom waters or abroad;

(ii)	arising directly or indirectly out of or in any way connected with any Release of Hazardous Material, any Environmental Claim, or any breach of an Environmental Law or the terms and conditions of an Environmental Approval;

(iii)	as a consequence of any claim that any design, article or material in any of the Vessels or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right; or

(iv)	in preventing or attempting to prevent the arrest, seizure, taking in execution, requisition, impounding, forfeiture or detention of any of the Vessels or in securing or attempting to secure the release of any of the Vessels.
(e)	Each Obligor shall indemnify and keep the Security Trustee (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, actions, damages, fees and expenses, (including lawyers’ fees and disbursements), arising out of or in connection with this Agreement, save as are caused by their own gross negligence or wilful default.
28.3	Break Costs
(a)	Each Obligor must pay to each Lender, or, as the case may be, each Swap Bank, its Break Costs in accordance with this Agreement.

(b)	In respect of a Lender, Break Costs are the amount (if any) determined by the relevant Lender by which:
	(i)	the interest which that Lender would have received for the period from the date of receipt of payment of a Loan or an overdue amount to the last day of the current Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

	(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.
(c)	In respect of each Swap Bank, Break Costs are the amount (if any) determined by such Swap Bank in accordance with the terms of the relevant Swap Agreement which would indemnify that Swap Bank against any loss or liability that it incurs as a consequence of terminating all or any part of the swap or other hedging arrangements under any Swap Agreement.

(d)	Each Lender, or as the case may be, each Swap Bank must supply to the Obligors details of the amount of any Break Costs claimed by it under this Clause.
29.	EXPENSES

29.1	Initial costs

The Borrower must pay to each of the Arranger, the Security Trustee and the Facility Agent the amount of all reasonable or otherwise fixed or capped costs and expenses (including legal fees) incurred by it in connection with (but not limited to) the negotiation, preparation, printing and execution of the Finance Documents.

29.2	Subsequent costs

The Borrower must pay to each of the Security Trustee and the Facility Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with:
(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate or any other document effecting syndication to a New Lender) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.
29.3	Enforcement costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any Finance Document.

30.	WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Obligor hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages whether or not accrued and whether or not known or suspected to exist in its favour, unless caused by the fraud, wilful default or recklessness of the relevant Finance Party in performance of any of its obligations under this Agreement or any of the Finance Documents.

31.	AMENDMENTS AND WAIVERS

31.1	Procedure
(a)	Except as provided in this Clause, no term of the Finance Documents (other than any Swap Agreement and the Junior Security Documents) may be amended or waived without the agreement of the Borrower and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.
31.2	Exceptions
(a)	An amendment or waiver which relates to:
(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(viii)	a reduction in the Margin;

(ix)	Clause 21 (Substitution);

(x)	Clause 19.6 (Collateral Maintenance);

(xi)	the definition of Required Amount in Clause 1.1 (Definitions); or

(xii)	this Clause,
may only be made with the consent of all the Lenders and the Borrower, such consent not to be unreasonably withheld or delayed.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party and the Borrower.

(c)	An amendment or waiver which relates to the rights or obligations of the Issuing Bank (in its capacity as such) may only be made with the consent of the Issuing Bank and the Borrower.
31.3	Required Lenders

If, in connection with any proposed change, waiver, discharge or termination to any of the provisions contemplated by clauses (i) through (ix), inclusive of Clause 31.2(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Clause 31.2, provided that, unless the Commitments that are terminated, and Loans that are repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to this Agreement.
31.4	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and on the instructions of the Majority Lenders and after consultation with the Borrower) determines is necessary to reflect the change.

31.5	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

32.	CHANGES TO THE PARTIES

32.1	Assignments and transfers by Obligors

The Obligors may not assign or transfer any of their respective rights and obligations under the Finance Documents without the prior consent of all the Lenders.

32.2	Assignments and transfers by Lenders
(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank, financial institution or to a trust, fund or other entity which is regularly engaged or established for the purpose of making, purchasing or otherwise investing in loans, securities or other financial assets (the New Lender).

(b)	Unless the Borrower and the Facility Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of five million Dollars (US$5,000,000).

(c)	The consent of the Borrower and the Issuing Bank is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing. The consent of the Borrower must not be unreasonably withheld or delayed.

(d)	A transfer of obligations will be effective only if:
(i)	the obligations are novated in accordance with the following provisions of this Clause; and

(ii)	the New Lender confirms to the Facility Agent and the Borrower in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender; and

(iii)	in the event that the Subordination Deed is in full force and effect, the New Lender enters into the Subordination Deed by a Deed of Accession (as defined in the Subordination Deed).
(e)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of three thousand five hundred Dollars (US$3,500).

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.
32.3	Assignments and transfers — Issuing Bank

The consent of the Majority Lenders and the Borrower is required for any assignment or transfer by the Issuing Bank of its rights and obligations under this Agreement.

32.4	Procedure for transfer by way of novations
(a)	In this Subclause:
Transfer Date means, for a Transfer Certificate, the later of:
(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:
(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.
(c)	On the Transfer Date:
(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.
(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

32.5	Limitation of responsibility of Existing Lender
(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for:
(i)	the legality, validity, effectiveness, completeness, accuracy, adequacy or enforceability of any Finance Document or any other document;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Obligors and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)	Nothing in any Finance Document requires an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by an Owner of its obligations under any Finance Document or otherwise.
32.6	Costs resulting from change of Lender or Facility Office
(a)	If:
(i)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date of assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to a Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

(b)	Without prejudice to Clause 32.6(a) above, if a Lender assigns or transfers any of its rights and obligations under the Finance Documents pursuant to the terms of Clause 32.2 (Assignments and transfers by Lenders), then the transferring or assigning Lender shall pay all reasonable costs and expenses directly incurred by the other Parties to this Agreement as a result of such transfer or assignment.
32.7	Additional Guarantors
(a)	If the Borrower requests that:
(i)	one of its wholly-owned Subsidiaries becomes an Additional Guarantor; or

(ii)	it is required to make one of its wholly-owned Subsidiaries an Additional Guarantor, it must give not less than 10 Business Days’ prior notice to the Facility Agent (who must promptly notify the Lenders).

(b)	If the accession of an Additional Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Borrower must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	If one of the wholly-owned Subsidiaries of the Borrower is to become an Additional Guarantor, then the Borrower must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Additional Guarantor).

(d)	The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Borrower that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(e)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Borrower, to the Facility Agent constitutes confirmation by that Subsidiary and the Borrower that the representations contained in Clause 17 (Representations) of this Agreement are then correct.
32.8	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

32.9	Appointment of additional Arrangers

The Arranger may agree that a New Lender be appointed as an additional mandated lead arranger and the transfer certificate in respect of such New Lender shall include a confirmation by such New Lender that they accede to this Agreement as an arranger, and “Arranger” shall be construed accordingly.

33.	DISCLOSURE OF INFORMATION

Each Finance Party agrees to maintain as confidential all confidential information provided to them by the Obligors and designated as confidential, provided that each Finance Party may disclose to any of its Affiliates and any other person such information as that Finance Party shall consider appropriate in respect of information supplied to it, by or on behalf of an Obligor, the Group, any Charterer, or the Finance Documents:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any Applicable Law,

(d)	to any other Finance Party; or

(e)	to its and any Obligors’ professional advisors,
PROVIDED ALWAYS that, in relation to paragraph (b), the person to whom the information is to be given has entered into a confidentiality undertaking in form and substance satisfactory to the Borrower.

34.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents against any obligation (whether or not matured) owed by that Finance Party to that Obligor regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	PRO RATA SHARING

35.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:
(a)	the recovering Lender must, within three (3) Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

35.2	Effect of redistribution
(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:
(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery, each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

35.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:
(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:
(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.
36.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts and by facsimile provided that original signed copies are provided within a reasonable period of time thereafter. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	NOTICES

38.1	In writing
(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax, e-mail or by any other electronic communication approved by the Facility Agent;

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.
38.2	Contact details
(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of each of the Obligors for this purpose are:

Address:	Quintana Maritime Limited
Pandoras 13 & Kyprou Str.
166 74 Glyfada — Greece

Fax number:	+11 30 210 8986823
Attention:	Mr Stamatis Molaris

with copies to:

Address:	Quintana Maritime Limited
601 Jefferson Street
Suite 3600
Houston, TX 77002

Fax Number:	713-751-7532
Attention:	Steven Putman, Esq.
Vice President and General Counsel.

(c)	The contact details of the Facility Agent for this purpose are:

Address:	Loans Agency Office
2nd Floor
4 Harbour Exchange Square
London, E14 9GE

Fax number:	+44 (0)208 636 3824
Attention:	Ian Hayton
(d)	The contact details of the Security Trustee are:

Address:	Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Fax number:	+44 (0) 20 7500 5877
Attention:	Agency and Trust
(e)	A Party may change its contact details by giving five (5) Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
38.3	Effectiveness
(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.
38.4	Obligors

All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

38.5	Entire Agreement

This Agreement and the other Finance Documents entered into pursuant to this Agreement contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to such transactions.

39.	LANGUAGE
(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:
(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
40.	GOVERNING LAW

This Agreement is governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction
(a)	The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties (either directly or through an Administrative Party) may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
41.2	Service of process
(a)	Each of the Obligors irrevocably appoints Law Debenture Corporation of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the relevant Obligor or Obligors must immediately notify the Facility Agent and appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each of the Obligors agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.
41.3	Waiver of immunity

Each of the Obligors irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL PARTIES
PART 1
THE OWNERS AND THE ORIGINAL VESSELS

Name of Owner	Country of	Flag of Vessel	Name of Original Vessel
Formation

Fearless Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Fearless I” (previously “Fearless”)

King Coal Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“King Coal” (previously “King Arthur”)

Coal Glory Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Coal Glory” (previously “Galene”)

Coal Age Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Coal Age” (previously “Panoria”)

Iron Man Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Iron Man” (previously “Pandesia”)

Linda Leah Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Linda Leah” (previously “Denak — C”)

Barbara Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Barbara” (previously “Denak — B”)

Coal Pride Shipco LLC	Republic of the Marshall Islands	Republic of the Marshall Islands	“Coal Pride” (previously “Ikan Beliak”)

Name of Owner	Country of	Flag of Vessel	Name of Original Vessel
Formation

Iron Beauty Shipco LLC*	Republic of the Marshall Islands	TBC	TBC

Kirmar Shipco LLC*	Republic of the Marshall Islands	TBC	TBC

*	For the avoidance of doubt, Iron Beauty Shipco LLC and Kirmar Shipco LLC are not Original Owners and the Vessels they are to acquire are not Original Vessels for the purpose of this Agreement.

PART 2
THE ORIGINAL LENDERS

Name of Original Lender	Commitments (US$)

Citibank, N.A.	125,000,000

The Governor and Company of the Bank of Scotland	125,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
PART 1
INITIAL CONDITIONS PRECEDENT
1.	Borrower

1.1	A certified copy* of the constitutional documents of the Borrower together with an up to date Certificate of Goodstanding dated no more than ten (10) Business Days prior to the drawdown date.

1.2	A certified copy of a resolution of the board of directors of the Borrower:
(a)	approving the terms of, and the transactions contemplated by, each Finance Document to which the Borrower is a party and resolving that it executes each Finance Document, then to be executed;

(b)	authorising a specified person or persons to execute each Finance Document on its behalf to which it is a party, then to be executed; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with each Finance Document to which it is a party, then to be executed.
1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A certified copy of all other resolutions, consents, licences, exemptions and filings, corporate, official or otherwise which the Facility Agent may reasonably require in connection with this Agreement or any other Finance Document.

*	Each certified copy must be certified by a director, officer or duly authorised attorney of the Borrower as being true and complete no earlier than the date falling three Business Days prior to the date of this Agreement.

2.	Guarantors

2.1	A certified copy* of the constitutional documents of each Guarantor.

2.2	A certified copy* of a resolution of the sole member of each Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

*	Each certified copy document must be certified by a director, officer or duly authorised attorney of the relevant company as being true and complete as at a date no earlier than the date of the Request for a first Drawing.

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
2.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2.2 above.

*	Each certified copy must be certified by a director, officer or duly authorised attorney of the relevant Guarantor as being true and complete no earlier than the date falling three (3) Business Days prior to the date of this Agreement.

3.	Related Contracts

3.1	A duly executed original of this Agreement.

3.2	A duly executed original of each Fee Letter.

3.3	A duly executed original of the Pledge of Shares, together with all certificates in respect of the shares of the Guarantors.

3.4	A certified copy of each Vessel Management Agreement, duly executed.

3.5	A duly executed original of the Operating Account Charge.

3.6	A duly executed original of the Reserve Account Charge.

3.7	A duly executed original of each Charter Accounts Charge.

3.8	A duly executed original of the Mortgage in respect of each of the Original Vessels.

3.9	A duly executed original of the General Assignment in respect of each of the Original Vessels.

3.10	Duly executed originals of all notices of assignment required to be served under each Security Document referred to above and faxed copies of the acknowledgements thereof (where it is not possible to provide originals of the same, with such originals to follow as soon as practicable after the Utilisation Date), duly executed by each relevant counterparty.

3.11	A duly executed original of the Account Bank Agreement.

4.	Insurance

4.1	A copy of each of the cover notes of all current insurance policies and reinsurance policies (incorporating the relevant cut-through provisions) in respect of each of the Original Vessels.

4.2	Duly executed and, where necessary, notarised notices of assignment (and acknowledgements of the same) of the Obligatory Insurances in respect of the Original Vessels duly executed by the relevant Guarantor substantially in the form provided for in the General Assignment.

4.3	A certificate of the Borrower certifying that the Obligatory Insurances are in full force and effect as at a date no earlier than the date of the Request for a first Drawing.

4.4	Evidence satisfactory to the Facility Agent that the Obligatory Insurances are in compliance with the insurance and reinsurance covenants contained in the Agreement.

5.	Other documents

5.1	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

5.2	A letter from Law Debenture Corporation agreeing to its appointment as process agent for the Obligors under the Finance Documents.

6.	Legal opinions

6.1	A legal opinion of Allen & Overy LLP, London office, English legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Finance Parties.

6.2	A legal opinion of Seward & Kissel, Marshall Islands legal advisors to the Lenders, in respect of, amongst other things, each of the Obligors, the flag of the Vessels, the Mortgage and the Pledge of Shares addressed to the Facility Agent as agent for and on behalf of itself and the Finance Parties.

6.3	A legal opinion of Pologiorgis, Babalis & Mavrou Law Firm, Greek legal advisers to the Lenders, in respect of, amongst other things, the Operating Account Charge and the Charter Accounts Charge, addressed to the Facility Agent as agent for and on behalf of itself and the Finance Parties.

7.	Other Requirements

7.1	Receipt by the Finance Parties of each of the fees outlined in the Fee Letters.

PART 2
ADDITIONAL GUARANTOR DOCUMENTS
At the time of (i) in relation to an Additional Guarantor, the proposed accession of the Additional Guarantor or (ii) in relation to Iron Beauty Shipco LLC or Kirmar Shipco LLC, the delivery date of the Vessel to which they relate, the Facility Agent shall require the following documentation from the Borrower and the relevant Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC:
1.	Additional Guarantor

1.1	A certified copy* of the constitutional documents of the Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

1.2	A certified copy* of a resolution of the sole member (or other appropriate governing body) of the Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate):
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

*	Each certified copy must be certified by a director, officer or duly authorised attorney of the Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate) as being true and complete no earlier than the date falling three (3) Business Days prior to the date of this Agreement.
2.	Additional Vessel

2.1	A certified true copy* of the Memorandum of Agreement relating to the relevant Additional Vessel.

2.2	Evidence satisfactory to the Facility Agent that:
(a)	the relevant Additional Vessel is provisionally or permanently registered in the name of the Additional Guarantor, as a Republic of the Marshall Islands Vessel or other Approved Flag State;

(b)	title to the relevant Additional Vessel is held by the Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate) free of all Security Interests other than Permitted Liens; and

(c)	the Mortgage and if a Swap Agreement has been entered into, the Junior Mortgage in respect of the relevant Additional Vessel have been duly recorded in the Republic of the Marshall Islands or other Approved Flag State and constitutes, in the case of the Mortgage, a first priority security interest over the Additional Vessel and, in the case of any such Junior Mortgage, a second priority security interest over the Additional Vessel and that all taxes and fees payable to that Approved Flag State in respect of that Additional Vessel have been paid in full.
2.3	A duly executed original of the Vessel Management Agreement relating to the relevant Additional Vessel.

2.4	A certified copy* of:
(a)	an interim classification certificate (with an undertaking to provide to the Facility Agent a full classification certificate within two (2) months of the relevant Delivery Date) in respect of the Additional Vessel showing that Additional Vessel to be in class without overdue recommendation, condition or qualification or, in the event that this is not available, a faxed copy with a certified copy to follow as soon as practicable after the relevant Delivery Date, in each case to be issued by an Approved Classification Society;

(b)	a valid Interim Safety Management Certificate (with an undertaking to provide to the Facility Agent a full Safety Management Certificate within two (2) months of the relevant Delivery Date) for that Additional Vessel;

(c)	a valid interim Document of Compliance (with an undertaking to provide to the Facility Agent a full Document of Compliance within two (2) months of the relevant Delivery Date); and

(d)	a valid interim International Ship Security Certificate (with an undertaking to provide to the Facility Agent a full International Ship Security Certificate within two (2) months of the relevant Delivery Date) for that Additional Vessel.
2.5	A certified copy* of any Time Charter.

2.6	A copy of the valuations provided by two Approved Valuers in respect of the relevant Additional Vessel, in each case dated not more than thirty (30) days prior to the accession of the relevant Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

3.	Documents

3.1	A duly executed original of the Accession Agreement relating to that Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

3.2	A duly executed original of the deed of accession to the Subordination Deed (if the Subordination Deed has become effective).

3.3	A duly executed original of the deed of accession to the Account Bank Agreement relating to that Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

3.4	A duly executed original of the Mortgage relating to the relevant Additional Vessel.

*	Each certified copy document must be certified by a director, officer or duly authorised attorney of the Owner as being true and complete as at a date no earlier than the Delivery Date of a Vessel.

3.5	If a Swap Agreement has been entered into, a duly executed original of the Junior Mortgage relating to the relevant Additional Vessel.

3.6	A duly executed original of the General Assignment relating to the relevant Additional Vessel.

3.7	If a Swap Agreement has been entered into, a duly executed original of the Junior General Assignment relating to the relevant Additional Vessel.

3.8	A duly executed original of the Charter Account Charge relating to the relevant Charter Account for that Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

3.9	If a Swap Agreement has been entered into, a duly executed original of the Junior Charter Account Charge relating to the relevant Charter Account for that Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

3.10	Evidence satisfactory to the Facility Agent that the Borrower has executed a Pledge of Shares and, if a Swap Agreement has been entered into, a Junior Pledge of Shares in relation to the relevant Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate), together with all certificates in respect of the shares of that Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate).

4.	Insurance

4.1	A certified copy of the cover notes of all current insurance policies and reinsurance policies (incorporating the relevant cut-through provisions) in respect of the relevant Additional Vessel.

4.2	Duly executed and, where necessary, notarised notices of assignment (and acknowledgements of the same) of the Obligatory Insurances in respect of the Additional Vessel duly executed by the relevant Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate) substantially in the form provided for in the General Assignment and, if a Swap Agreement has been entered into, the Junior General Assignment.

4.3	Fax confirmation from each broker, capital insurer and club concerned with the Obligatory Insurances of the Vessel that:
(a)	the relevant cover is in effect;

(b)	they will accept notice of assignment of the Obligatory Insurances in favour of the Facility Agent and execute an acknowledgement of the notice in the form required by the Facility Agent;

(c)	they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of that Vessel only;

(d)	they will issue a letter of undertaking in the current LIBA form (in the case of Lloyds brokers), in the form provided for in the General Assignment (in the case of non-Lloyds brokers, insurers and reinsurers other than clubs) or in their current standard form (in the case of clubs);

(e)	they will accept endorsement of a loss payable clause on the policies in the form provided for in the General Assignment (in the case of brokers and insurers other than clubs) and, if a Swap Agreement has been entered into, the Junior General Assignment or will note the interest of the

Facility Agent in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and
(f)	they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Obligatory Insurances with which they are concerned (other than any previously disclosed by the Owner to the Facility Agent in writing).
4.4	Confirmation from the Facility Agent of its satisfaction with a final insurance report in respect of the insurance and reinsurance covenants and the Obligatory Insurances prepared by Aon.

*	Each certified copy must be certified by a director, officer or duly authorised attorney of the Owner as being true and complete no earlier than the date falling three Business Days prior to the date of this Agreement.

5.	Miscellaneous

5.1	Evidence satisfactory to the Facility Agent that the Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate) has appointed a process agent for service of process in England and Wales.

5.2	A legal opinion of Allen & Overy LLP, London office, English legal advisers to the Lenders, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

5.3	A legal opinion of Seward & Kissel, Marshall Islands legal advisors to the Lenders, in respect of, amongst other things, the due incorporation, capacity and authorisation of the Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate) to enter into and execute this Agreement and any Security Agreements, addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

5.4	A legal opinion of Pologiorgis, Babalis & Mavrou Law Firm, Greek legal advisers to the Lenders, in respect of the Charter Accounts Charge and if a Swap Agreement has been entered into, the Junior Charter Accounts Charge executed by the relevant Additional Guarantor, Iron Beauty Shipco LLC or Kirmar Shipco LLC (as appropriate), addressed to the Facility Agent as agent for and on behalf of itself and the Lenders.

5.5	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3
FORM OF REQUEST

To:	Citibank International Plc as Facility Agent
From:	Quintana Maritime Limited
Date:	[ ]
US$250,000,000 Credit Agreement dated [     ], 2005 (the Credit Agreement)
1.	We refer to the Credit Agreement. This is a Request.

2.	We wish to [borrow a Loan / arrange for a Letter of Credit]* to be issued on the following terms:

(a)	Utilisation Date:	[ ]

(b)	Amount/currency:	[ ]

(c)	Term:	[ ]
3.	Our [payment/delivery]* instructions are:

4.	We confirm that each condition specified of the Credit Agreement which must be satisfied on the date of this Request is satisfied.

5.	This Request is irrevocable.

6.	[We attach a copy of the proposed Letter of Credit.]*
By:
QUINTANA MARITIME LIMITED
Authorised Signatory
*	Delete as applicable

SCHEDULE 4
CALCULATION OF THE MANDATORY COST
1.	General

The Mandatory Cost is the weighted average of the rates calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is the arithmetic mean of the rates notified by each of the Reference Banks to the Facility Agent and calculated in accordance with the following formulae:

E x 0.01 300	per cent. per annum
where on the day of application of the formula:
E	is the charge payable by the Reference Bank to the Financial Services Authority under the fees rules (but, for this purpose, calculated by the Facility Agent on a notional basis as being the average of the fee tariffs within fee-block Category A1 (Deposit acceptors) of the fees rules, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.
(b)	For the purposes of this paragraph 2:
(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.
(c)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	(i)	Each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Reference Bank. The Facility Agent may assume that this information is correct in all respects.
(ii)	If a Reference Bank fails to do so, the Facility Agent may assume that the Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(b)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.
3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

The Facility Agent may, after consultation with the Borrower and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:
(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).
Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	The Borrower
From:	[THE EXISTING BANK] and [THE NEW BANK]
Date:	[ ]
US$250,000,000 Revolving Credit Agreement dated [     ], 2005 (the Credit Agreement)
We refer to Clause 32.4 (Procedure for transfer by way of novations) of the Credit Agreement.
1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank’s rights and obligations referred to in the Schedule in accordance with Clause 32.4. (Procedure for transfer by way of novations).

2.	The specified date for the purposes of Clause 32.4(a) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 38.2 (Contact details) are set out in the Schedule attached to this Certificate.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE
Rights and obligations to be novated
[Choose one of the following options (a) to (d):]
(a)	all of the rights and obligations of the Existing Lender in respect of the Facility — principal amount US$[ ].
(b)	all of the rights and obligations of the Existing Lender in respect of Vessel Loan [ ] [and Vessel Loan [ ]] — principal amount US$[ ].
(c)	the principal amount of US$[ ] in respect of each of the Loans and all the rights and obligations attached to the same-total principal amount US$[ ].
(d)	the principal amount of US$[ ] in respect of [each of] Vessel Loan [ ] [and Vessel Loan [ ] and [ ]] and all the rights and obligations attached to the same.
[New Bank]
[Facility Office Address for notices]

[Existing Bank]	[New Bank]
By:	By:

Date:	Date:
The Transfer Date is confirmed by the Facility Agent as [ ].
CITIBANK INTERNATIONAL PLC.
By:

SCHEDULE 6
COMPLIANCE CERTIFICATE

To:	Citibank International plc as Facility Agent and Citicorp Trustee Company Limited as Security Trustee

From:	Quintana Maritime Limited (the Borrower)
US$250,000,000 Revolving Credit Agreement dated [ ], 2005 (the Credit Agreement)
1.	Terms defined in the Credit Agreement have the same meaning in this Certificate.
2.	I/We hereby certify that [no Default has occurred and is continuing or is outstanding] [a Default under Clause [ ] of [specify document] is outstanding and the following steps are being taken to remedy it [ ]].
3.	[Except as set out below, the representations set out in Clause 17 (Representations) of the Credit Agreement are deemed to be repeated as at the date hereof.]
4.	I/We hereby certify that as of [ ] the status of the financial covenants as set out in Clause 17 of the Credit Agreement is as follows:
(a)	Maximum Leverage Ratio: the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalisation is [ ]:1.00;

(b)	Minimum Liquidity: the Consolidated Cash and Cash Equivalents held by the Group as of [ ] is [not less than] [ ] Dollars (US$[ ]);

(c)	Consolidated Interest Cover Ratio: the ratio of Consolidated EBITDA to Consolidated Interest Expense is [ ]: 1.00; and

(d)	Collateral Maintenance: the aggregate Market Value of the Vessels is [ ].

(e)	Consolidated Net Worth: the Consolidated Net Worth of the Group as of [ ] is not less than one hundred and ninety eight million four hundred thousand Dollars (US$198,400,000).

Yours faithfully,

President

[or]

[Senior Officer]

and

[Senior Officer]

SCHEDULE 7
STANDING PAYMENT INSTRUCTIONS

SCHEDULE 8
FORM OF ACCESSION AGREEMENT

To:	Citibank International plc as Facility Agent

From:	Quintana Maritime Limited as borrower and [Proposed Guarantor] as Additional Guarantor
US$250,000,000 Revolving Credit Agreement dated [ ], 2005 (the Credit Agreement)
We refer to the Credit Agreement. Terms not defined herein are as defined in the Credit Agreement. This is an Accession Agreement.
[Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor.
This Accession Agreement is intended to take effect as a deed.
This Accession Agreement is governed by English law.

SIGNED as a DEED by	)
[Proposed Guarantor]	)
by [ ]	)
in the presence of:	)

SCHEDULE 9
FORM OF RECONCILIATION CERTIFICATE

To:	Citibank International plc as Facility Agent and Citicorp Trustee Company Limited as Security Trustee

From:	Quintana Maritime Limited (the Borrower)
US$250,000,000 Revolving Credit Agreement dated [ ], 2005 (the Credit Agreement)
1.	Terms defined in the Credit Agreement have the same meaning in this Certificate.
2.	I/We hereby certify that during the period between the date of the previous Reconciliation Certificate and the date hereof the monies standing to the credit of the Operating Expenses Account from time to time have been applied in and towards the following:
Operating Expenses: [ ] Dollars (US$[ ])
Permitted Dividends: [ ] Dollars (US$[ ])
Transfer to Reserve Account: [ ] Dollars (US$[ ]).
3.	I/We hereby certify that as at the date hereof the balance standing to the credit of the Reserve Account is [ ] Dollars (US$[ ]) and during the period between the date of the previous Reconciliation Certificate and the date hereof the monies standing to the credit of the Reserve Account from time to time have at the following times, been applied in and towards the following:
(a)[insert purpose and date]: [ ] Dollars (US$[ ])

(b)[insert purpose and date]: [ ] Dollars (US$[ ]).

Yours faithfully,

President

[or]

[Senior Officer]

and

[Senior Officer]

SIGNATORIES
The Borrower
QUINTANA MARITIME LIMITED

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
The Guarantors
QUINTANA MANAGEMENT LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
KING COAL SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer

FEARLESS SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
COAL AGE SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
IRON MAN SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
LINDA LEAH SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer

BARBARA SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
COAL GLORY SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
COAL PRIDE SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer

IRON BEAUTY SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
KIRMAR SHIPCO LLC
By: QUINTANA MARITIME LIMITED, its Sole Member

By:	/s/ Paul J. Cornell

Name: Paul J. Cornell
Title:  Chief Financial Officer
The Original Lenders
CITIBANK, N.A.

By:	/s/ Pareejat Singhal

THE GOVERNOR AND COMPANY OF THE
BANK OF SCOTLAND

By:	/s/ Russell Parker

Russell Parker
The Arrangers
CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Pareejat Singhal

THE GOVERNOR AND COMPANY OF THE
BANK OF SCOTLAND

By:	/s/ Russell Parker

Russell Parker
The Facility Agent
CITIBANK INTERNATIONAL PLC

By:	/s/ Sonia Gosparini

Sonia Gosparini
The Security Trustee
CITICORP TRUSTEE COMPANY LIMITED

By:	/s/ Pareejat Singhal

Pareejat Singhal
The Issuing Bank
THE GOVERNOR AND COMPANY OF THE
BANK OF SCOTLAND

By:	/s/ Russell Parker

Russell Parker